UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

LA QUINTA HOLDINGS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April     , 2017

Dear Stockholder:

Please join us for La Quinta Holdings Inc.’s Annual Meeting of Stockholders on Thursday, May 18, 2017, at 10:00 a.m., Central Time, at La Quinta Inn & Suites DFW Airport South/Irving, 4105 West Airport Freeway, Irving, Texas 75062.

Attached to this letter are a Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business to be conducted at the meeting. This Proxy Statement and the enclosed proxy card and annual report are first being sent to stockholders on or about April     , 2017. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting and to submit your voting instructions by proxy.

Whether or not you plan to attend the meeting, your vote is important to us. You may vote your shares by proxy on the Internet, by telephone or by completing, signing and promptly returning a proxy card, or you may vote in person at the Annual Meeting. We encourage you to vote by Internet, by telephone or by proxy card even if you plan to attend the Annual Meeting. By doing so, you will ensure that your shares are represented and voted at the Annual Meeting.

Thank you for your continued support of La Quinta Holdings Inc.

Sincerely,

Mitesh B. Shah	Keith A. Cline
Chairman of the Board of Directors	President and Chief Executive Officer

LA QUINTA HOLDINGS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	10:00 a.m., Central Time, on Thursday, May 18, 2017

PLACE	La Quinta Inn & Suites DFW Airport South/Irving 4105 West Airport Freeway Irving, Texas 75062

ITEMS OF BUSINESS	1. To elect the director nominees listed in the Proxy Statement.

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017.

3.      To approve an amendment to our Amended and Restated Certificate of Incorporation to (i) effect a reverse stock split of our common stock at a ratio determined by our Board of Directors from five designated alternatives and, (ii) if and when the reverse stock split is effected, reduce the number of authorized shares of our common stock by the approved reverse split ratio.

4. To approve, in a non-binding advisory vote, the compensation paid to our named executive officers.

5. To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE	You may vote at the Annual Meeting if you were a stockholder of record at the close of business on March 27, 2017.

VOTING BY PROXY	To ensure your shares are voted, you may vote your shares over the Internet, by telephone or by completing, signing and mailing the enclosed proxy card. Voting procedures are described on the following page and on the proxy card.

By Order of the Board of Directors,

Mark M. Chloupek
Executive Vice President, Secretary and General Counsel April , 2017

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on Thursday, May 18, 2017: This Proxy Statement and our Annual Report are available free of charge at the Investor Relations section of our website (www.lq.com).

PROXY VOTING METHODS

If at the close of business on March 27, 2017, you were a stockholder of record or held shares through a broker or bank, you may vote your shares by proxy at the Annual Meeting. If you were a stockholder of record, you may vote your shares over the Internet, by telephone or by mail, or you may vote in person at the Annual Meeting. You may also revoke your proxies at the times and in the manners described in the General Information section of this Proxy Statement. For shares held through a broker, bank or other nominee, you may submit voting instructions to your broker, bank or other nominee. Please refer to information from your broker, bank or other nominee on how to submit voting instructions.

If you are a stockholder of record, your Internet, telephone or mail vote must be received by 11:59 p.m., Eastern Time, on May 17, 2017 to be counted. If you are an employee or former employee who owns shares through the La Quinta Holdings Inc. 2015 Employee Stock Purchase Plan and held in street name by RBC Capital Markets Corp., your vote must be received by 11:59 p.m. Eastern Time on May 11, 2017 to be counted. If you otherwise hold shares through a broker, bank or other nominee, please refer to information from your bank, broker or nominee for voting instructions.

To vote by proxy if you are a stockholder of record:

BY INTERNET

•	Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.

•	You will need the 16-digit number included on your proxy card to obtain your records and to create an electronic voting instruction form.

BY TELEPHONE

•	From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.

•	You will need the 16-digit number included on your proxy card in order to vote by telephone.

BY MAIL

•	Mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the enclosed postage-paid envelope provided to you.

YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.

GENERAL INFORMATION	1

PROPOSAL NO. 1—ELECTION OF DIRECTORS	6

Nominees for Election to the Board of Directors in 2017	6

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS	10

Director Independence and Independence Determinations	10

Director Nomination Process	11

Board Structure	12

Executive Sessions	13

Communications with the Board	13

Board Committees and Meetings	13

Committee Charters and Corporate Governance Guidelines	16

Code of Business Conduct & Ethics	16

Oversight of Risk Management	16

Executive Officers of the Company	17

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	19

Audit and Non-Audit Fees	19

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm	20

REPORT OF THE AUDIT COMMITTEE	21

PROPOSAL NO. 3—APPROVAL OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT REVERSE STOCK SPLIT AND DECREASE IN AUTHORIZED SHARES	22

PROPOSAL NO. 4—NON-BINDING VOTE ON EXECUTIVE COMPENSATION	31

REPORT OF THE COMPENSATION COMMITTEE	32

EXECUTIVE COMPENSATION	33

Compensation Discussion and Analysis	33

Tabular Executive Compensation Disclosure	44

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	58

COMPENSATION OF DIRECTORS	58

Director Compensation for Fiscal 2016	59

OWNERSHIP OF SECURITIES	60

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	63

TRANSACTIONS WITH RELATED PERSONS	63

STOCKHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING	64

i

HOUSEHOLDING OF PROXY MATERIALS	65

OTHER BUSINESS	66

Annex A: CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF LA QUINTA HOLDINGS INC.	A-1

ii

LA QUINTA HOLDINGS INC.

909 Hidden Ridge, Suite 600

Irving, Texas 75038

Telephone: (214) 492-6600

PROXY STATEMENT

Annual Meeting of Stockholders

May 18, 2017

GENERAL INFORMATION

Why am I being provided with these materials?

This proxy statement and the enclosed proxy card and annual report are first being sent to stockholders on or about April     , 2017. We have delivered these proxy materials to you in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of La Quinta Holdings Inc. (“we,” “our,” “us” and the “Company”) of proxies to be voted at our Annual Meeting of Stockholders to be held on May 18, 2017 (the “Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. You are invited to attend the Annual Meeting and vote your shares in person.

What am I voting on?

There are four proposals scheduled to be voted on at the Annual Meeting:

•	Proposal No. 1: Election of the director nominees listed in this Proxy Statement.

•	Proposal No. 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017.

•	Proposal No. 3: Approval of an amendment to our Amended and Restated Certificate of Incorporation to (i) effect a reverse stock split of our common stock at a ratio determined by our Board of Directors from five designated alternatives and, (ii) if and when the reverse stock split is effected, reduce the number of authorized shares of our common stock by the approved reverse split ratio.

•	Proposal No. 4: Approval, in a non-binding advisory vote, of the compensation paid to our named executive officers.

Who is entitled to vote?

Stockholders as of the close of business on March 27, 2017 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were                 shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”); and

•	Held for you in an account with a broker, bank or other nominee (shares held in “street name”)—Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares.

What constitutes a quorum?

The holders of record of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote at the Annual Meeting must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions and “broker non-votes” are counted as present for purposes of determining a quorum.

What is a “broker non-vote”?

A broker non-vote occurs when shares held through a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at its discretion. Under current New York Stock Exchange (“NYSE”) interpretations that govern broker non-votes, Proposal Nos. 1 and 4 are considered non-routine matters, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposals. Proposal Nos. 2 and 3 are considered discretionary matters, and a broker will be permitted to exercise its discretion to vote uninstructed shares on these proposals.

How many votes are required to approve each proposal?

Under our Amended and Restated Bylaws (the “Bylaws”), directors are elected by a plurality vote, which means that the director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting.

Notwithstanding the foregoing, under our Corporate Governance Guidelines and our Bylaws, a director nominee (other than any person nominated or designated pursuant to the stockholders’ agreement between the Company and affiliates of The Blackstone Group L.P. (“Blackstone”)) who fails to receive a majority of the votes cast in an uncontested election is required to tender his or her resignation from the Board. For purposes of this provision, our Corporate Governance Guidelines state that a “majority of votes cast” means that the number of votes cast “for” a director’s election exceeds the number of votes “withheld” as to that director’s election (with “broker non-votes” not counted as a vote cast either “for” or “withheld” as to that director’s election). The Nominating and Corporate Governance Committee will then make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action should be taken. The Board is required to act on the proffered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, within 90 days following certification of the election results.

With respect to the approval of an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split and a decrease in our authorized shares (Proposal No. 3) (the “Proposed Amendment”), under Delaware law, approval of the proposal requires the affirmative vote of the holders of a majority of our outstanding common stock entitled to vote at the Annual Meeting.

For any other proposal being considered at the Annual Meeting, under our Bylaws, approval of the proposal requires a majority of the votes cast, and under Delaware law, abstentions are not treated as “votes cast.”

It is important to note that the proposals to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017 (Proposal No. 2) and to approve the compensation of our named executive officers (Proposal No. 4) are non-binding and advisory. While the ratification of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise, if our stockholders fail to ratify the selection, we will consider it notice to the Board and the Audit Committee to consider the selection of a different firm. While the vote on executive compensation is advisory in nature and non-binding, the Board will review the voting results and expects to take them into consideration when making future decisions regarding executive compensation.

How are votes counted?

With respect to the election of directors (Proposal No. 1), you may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are “withheld” will have the same effect as an abstention and will not count as a vote “FOR” or “AGAINST” a director because directors are elected by plurality voting. Broker non-votes will have no effect on the outcome of Proposal No. 1.

With respect to the ratification of our independent registered public accounting firm (Proposal No. 2), the approval of an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split and a decrease in our authorized shares (Proposal No. 3) and the approval of the compensation of our named executive officers (Proposal No. 4), you may vote “FOR,” “AGAINST” or “ABSTAIN.” For each of Proposal Nos. 2, and 4, under Delaware law, abstentions will not affect the outcome of these proposals. For Proposal 3, abstentions and broker non-votes will count as votes “AGAINST” the proposal. For Proposal No. 4, broker non-votes will have no effect on the outcome of the proposal.

If you sign and submit your proxy card without voting instructions, your shares will be voted in accordance with the recommendation of the Board with respect to the Proposals and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the director nominees set forth in this Proxy Statement.

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017.

•	“FOR” the approval of an amendment to our Amended and Restated Certificate of Incorporation to (i) effect a reverse stock split of our common stock at a ratio determined by our Board of Directors from five designated alternatives and, (ii) if and when the reverse stock split is effected, reduce the number of authorized shares of our common stock by the approved reverse split ratio.

•	“FOR” the approval, on a non-binding, advisory basis, of the compensation paid to our named executive officers.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.

How do I vote my shares without attending the Annual Meeting?

If you are a stockholder of record, you may vote by authorizing a proxy to vote on your behalf at the Annual Meeting. Specifically, you may authorize a proxy:

•	By Internet—If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your proxy card in order to vote by Internet.

•	By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-digit number included on your proxy card in order to vote by telephone.

•	By Mail—You may vote by mail by signing and dating the enclosed proxy card where indicated and by mailing or otherwise returning the card in the postage-paid envelope provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on May 17, 2017, for the voting of shares held by stockholders of record as of the Record Date. Proxy cards with respect to shares held of record must be received no later than May 17, 2017.

If you hold your shares in street name, you may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

If you are a current or former La Quinta employee with shares received through the La Quinta Holdings Inc. 2015 Employee Stock Purchase Plan (the “ESPP”) and held in street name by RBC Capital Markets Corp. (“RBC”), you may receive one proxy card that covers the shares held for you by RBC, as well as any other shares registered directly in your name. You may submit one proxy for all of these shares via the Internet, by telephone or by mail in the same manner as described above for registered stockholders. If you vote your ESPP shares by 11:59 p.m., Eastern Time, on May 11, 2017, RBC will vote the shares as you have directed. If voting instructions are not received in time, RBC will not vote your shares for any proposal.

Participants with shares received through the ESPP may attend the Annual Meeting by following the instructions in the section “How do I attend the Annual Meeting?” below. Shares held through RBC, however, can only be voted as described in this section and cannot be voted at the meeting.

How do I vote my shares in person at the Annual Meeting?

If you are a stockholder of record and prefer to vote your shares at the Annual Meeting, you must bring proof of identification along with your proof of stock ownership on the Record Date. If you hold your shares in street name, you may only vote shares at the Annual Meeting if you bring a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares, as well as proof of identification and proof of ownership.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.

How do I attend the Annual Meeting?

In order to be admitted to the meeting, you will need to present (1) a form of personal identification, and (2) proof of your stock ownership of La Quinta Holdings Inc. stock on the Record Date.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

For directions to the meeting, you may contact La Quinta Inn & Suites DFW Airport South/Irving at 1-972-252-6546.

What does it mean if I receive more than one proxy card on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each proxy card you receive.

May I change my vote or revoke my proxy?

Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:

•	sending a written statement to that effect to our Secretary, provided such statement is received no later than May 17, 2017;

•	voting by Internet or telephone at a later time than your previous vote and before the closing of those voting facilities at 11:59 p.m., Eastern Time, on May 17, 2017;

•	submitting a properly signed proxy card, which has a later date than your previous vote, and that is received no later than May 17, 2017; or

•	attending the Annual Meeting and voting in person.

If you are a current or former employee and your ESPP shares are held by RBC, you may revoke your proxy and change your vote by voting at a later date by Internet, telephone or mail if you do so no later than 11:59 p.m. Eastern Time on May 11, 2017. You cannot revoke and change your proxy with respect to your ESPP shares after that date and you cannot revoke and vote your ESPP shares in person at the Annual Meeting.

If you otherwise hold shares in street name, please refer to information from your bank, broker or other nominee on how to revoke or submit new voting instructions.

Could other matters be decided at the Annual Meeting?

As of the date of this Proxy Statement, we do not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees of the Company (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The number of directors that comprise our Board of Directors is currently set at ten. Upon the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has considered and nominated each of the following nominees for a one-year term expiring at the 2018 Annual Meeting of Stockholders or until his successor is duly elected and qualified: James R. Abrahamson, Glenn Alba, Scott O. Bergren, Alan J. Bowers, Henry G. Cisneros, Keith A. Cline, Giovanni Cutaia, Brian Kim, Mitesh B. Shah and Gary M. Sumers. Action will be taken at the Annual Meeting for the election of these nominees. All ten nominees currently serve on the Board.

Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) included with this Proxy Statement intend to vote the proxies held by them “FOR” the election of the director nominees. All of the nominees have indicated that they will be willing and able to serve as directors. If any of these nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.

Nominees for Election to the Board of Directors in 2017

The following information describes the offices held, other business directorships and the term of service of each director nominee.

Name	Age	Principal Occupation and Other Information
Keith A. Cline	47	Keith A. Cline has served as the Company’s President and Chief Executive Officer since February 18, 2016, after serving as the Company’s Interim President and Chief Executive Officer since September 15, 2015. Mr. Cline has served on the Company’s Board of Directors since September 2015. From January 2013 until November 2015, Mr. Cline was the Company’s Executive Vice President and Chief Financial Officer. From 2011 to 2013, prior to joining the Company, Mr. Cline was Chief Administrative Officer and Chief Financial Officer at Charming Charlie, Inc. and, from 2006 to 2011, Mr. Cline was Senior Vice President of Finance at Express, Inc. Mr. Cline began his career at Arthur Andersen & Company and held financial leadership roles at The J.M. Smucker Company, FedEx Custom Critical and Limited Brands. Mr. Cline is a summa cum laude graduate of the University of Akron with a B.S. in Accounting and a M.B.A. in Finance.

James R. Abrahamson	61	James R. Abrahamson has served on the Company’s Board of Directors since November 2015. Mr. Abrahamson is currently the Chairman of Interstate Hotels & Resorts and previously also served as Interstate’s Chief Executive Officer until March 22, 2017. Prior to joining Interstate in 2011, Mr. Abrahamson held senior leadership positions with InterContinental Hotels Group (“IHG”), Hyatt Corporation, Marcus Corporation and Hilton Worldwide. At IHG, where he served from 2009 to 2011, he was President of the Americas division, and at Hyatt, which he joined in 2004, he was Head of Development for the Americas division. At Marcus, where he served from 2000 to 2004, Mr. Abrahamson led the Baymont Inns and Suites and Woodfield Suites hotels division consisting of approximately 200 properties, both owned and franchised. At Hilton, where he served from 1988 to 2000, Mr. Abrahamson oversaw the Americas region franchise and management contract development for all Hilton brands, and he launched the Hilton Garden Inn brand. Mr. Abrahamson currently serves on the board, and is the immediate past chair, of the American Hotel and Lodging Association and currently serves on the board and served as board chair of the U.S. Travel Association in 2013 and 2014. He holds a degree in Business Administration from the University of Minnesota.

Name	Age	Principal Occupation and Other Information
Glenn Alba	45	Glenn Alba has served on the boards of directors of certain of our predecessor entities since 2006 and on the Company’s Board of Directors since 2013. Mr. Alba is a Managing Director in the Real Estate Group of Blackstone based in New York. Since joining Blackstone in 1997, Mr. Alba has been involved in the asset management of a broad range of Blackstone’s real estate investments in the US and Europe including office, hotel, multi-family and industrial assets. While based in the London office from 2001 to 2004, Mr. Alba managed a diverse set of assets in London, Paris and other cities in France as well as portfolio investments across Germany. More recently, Mr. Alba has been primarily involved in the hotel sector with management responsibility for various full-service and limited service hotels in the LXR Luxury Resorts portfolio and in us as well as global portfolio management duties. Mr. Alba received a B.S. in Accounting from Villanova University. Mr. Alba currently serves as a member of the Doubletree Hotels Owner Advisory Council and the Villanova University Real Estate Advisory Council.

Scott O. Bergren	70	Scott O. Bergren has served on the Company’s Board of Directors since June 2015. Mr. Bergren served as Chief Executive Officer (CEO) of both Pizza Hut (Global) and Yum! Innovation until his retirement in December 2014. Prior to becoming CEO at Pizza Hut (Global) at the end of 2013, Mr. Bergren served as CEO of Pizza Hut (U.S.) beginning in 2011. He also had served as CEO of Yum! Innovation since 2011. Mr. Bergren has held many roles across Yum! Brands, Inc. since 2002, including President and Chief Concept Officer of Pizza Hut Inc., Chief Marketing & Food Innovation Officer for Kentucky Fried Chicken and Yum! Brands in Louisville and Chief Concept Officer of Yum! Restaurants International in Dallas. Mr. Bergren also served as President of Chevys, Inc., a full-service Mexican casual dining concept, from 1995 to March 2002, first as part of PepsiCo, and then as part of a management-led buyout of the company. Prior to 1995, he built and operated Pizza Hut and Kentucky Fried Chicken restaurants in Mexico and Central America working for Tricon Global Restaurants, Inc.’s International Division. Mr. Bergren has also served as President/CEO of Round Table Pizza and Peter Piper Pizza. He currently serves on the board of directors of Wawa, Inc., a privately held convenience store chain. Mr. Bergren is a graduate of Northwestern University and served as a First Lieutenant in the U.S. Army.

Alan J. Bowers	62	Alan J. Bowers has served on the boards of directors of certain of our predecessor entities since 2013 and on the Company’s Board of Directors since February 2014. Mr. Bowers most recently served as President, Chief Executive Officer and a board member of Cape Success, LLC from 2001 to 2004 and of Marketsource Corporation from 2000 to 2001. From 1995 to 1999, Mr. Bowers served as President, Chief Executive Officer and a board member of MBL Life Assurance Corporation. Mr. Bowers held various positions, including Audit and Area Managing Partner, at Coopers & Lybrand, L.L.P. where he worked from 1978 to 1995 and also worked at Laventhol & Horwath, CPAs from 1976 to 1978. Mr. Bowers also serves on the boards of directors of Ocwen Financial Corporation and Walker & Dunlop, Inc. and previously served on the board of American Achievement Corp. Mr. Bowers holds a B.S. in Accounting, from Montclair State University and an M.B.A., Finance and Economics, from St. John’s University and is a Certified Public Accountant in New Jersey.

Name	Age	Principal Occupation and Other Information
Henry G. Cisneros	69	Henry G. Cisneros has served on the boards of directors of certain of our predecessor entities since 2013 and on the Company’s Board of Directors since February 2014. Mr. Cisneros currently serves as Chairman of the CityView companies, which he joined in 2003. Mr. Cisneros served as the Secretary of the U.S. Department of Housing and Urban Development from 1992 to 1997 and, prior to that, Mr. Cisneros served four terms as Mayor of San Antonio, Texas. Mr. Cisneros has served as President of the National League of Cities, as Deputy Chair of the Federal Reserve Bank of Dallas and is currently an officer of Habitat for Humanity International. Mr. Cisneros is also currently Chairman of the San Antonio Economic Development Foundation and a member of the advisory boards of the Bill and Melinda Gates Foundation and the Broad Foundation. Mr. Cisneros holds a Bachelor of Arts and a Master’s degree in Urban and Regional Planning from Texas A&M University. Mr. Cisneros also holds a Master’s degree in Public Administration from Harvard University and a Doctorate in Public Administration from George Washington University.

Giovanni Cutaia	44	Giovanni Cutaia has served on the Company’s Board of Directors since November 2014. Mr. Cutaia is a Senior Managing Director and Co-Head of Global Asset Management in the Real Estate Group of Blackstone. Prior to joining Blackstone in 2014, Mr. Cutaia was at Lone Star Funds where he was a Senior Managing Director and Co-Head of Commercial Real Estate Investments Americas from 2009 to 2014. Prior to Lone Star, Mr. Cutaia spent over 12 years at Goldman Sachs in its Real Estate Principal Investments Area as a Managing Director in its New York and London offices. Mr. Cutaia received a B.A. from Colgate University and an M.B.A. from the Tuck School of Business at Dartmouth College.

Brian Kim	37	Brian Kim has served on the Company’s Board of Directors since November 2014. Mr. Kim is a Managing Director in the Real Estate Group of Blackstone. Since joining Blackstone in 2008, Mr. Kim has played a key role in a number of Blackstone’s investments including the take private and subsequent sale of Strategic Hotels & Resorts, the acquisition of Peter Cooper Village / Stuyvesant Town and the creation of BRE Select Hotels Corp, Blackstone’s select service hotel platform. Prior to joining Blackstone, Mr. Kim worked at Apollo Real Estate Advisors, Max Capital Management Corp. and Credit Suisse First Boston. Mr. Kim has served as a board member, Chief Financial Officer, Vice President and Managing Director of BRE Select Hotels Corp since May 2013 and as Head of Acquisition and Capital Markets of Blackstone Real Estate Income Trust, Inc. since January 2017. Mr. Kim received an AB in Biology from Harvard College where he graduated with honors.

Mitesh B. Shah	47	Mitesh B. Shah has served on the boards of directors of certain of our predecessor entities since 2013 and on the Company’s Board of Directors since February 2014. He has served as Chairperson of the Company’s Board of Directors since November 2014. Mr. Shah currently serves as Chief Executive Officer and Senior Managing Principal of Noble Investment Group, which he founded in 1993 and which specializes in making opportunistic investments in the lodging and hospitality real estate sector. Mr. Shah is a member of the franchise and owners board for Hyatt Hotels Corporation and is a member of the Industry Real Estate Finance Advisory Council of the American Hotel and Lodging Association. Mr. Shah is serving his third term as a member of the Board of Trustees of Wake Forest University. In addition, he is an executive committee member of Woodward Academy. Mr. Shah holds a Bachelor of Arts in Economics from Wake Forest University.

Name	Age	Principal Occupation and Other Information
Gary M. Sumers	64	Gary M. Sumers has served on the Company’s Board of Directors since February 2014. Mr. Sumers was most recently a Senior Managing Director and Chief Operating Officer in the Real Estate Group of Blackstone. From joining Blackstone in 1995 until his retirement at the end of 2013, Mr. Sumers’ activities included heading Blackstone Real Estate Advisors’ (BREA) Strategic Asset Management Group, oversight of all financial reporting activities and responsibility for the property disposition activities. From 1993 to 1995, Mr. Sumers was Chief Operating Officer of General Growth Properties, a publicly traded regional mall REIT. Mr. Sumers also serves on the Washington University board of trustees as well as the Washington University Investment Committee Board of Directors. Mr. Sumers received an A.B. from Washington University in St. Louis, received his law degree from Northwestern University and attended the London School of Economics.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Our Board of Directors manages or directs our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board of Directors and four standing committees: the Audit Committee; the Compensation Committee; the Nominating and Corporate Governance Committee; and the Real Estate Committee.

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance include:

•	our Board of Directors is not classified and each of our directors is subject to re-election annually;

•	under our Bylaws and our Corporate Governance Guidelines, directors (other than directors designated pursuant to the stockholders’ agreement) who fail to receive a majority of the votes cast in uncontested elections will be required to submit their resignation to our Board of Directors;

•	we have fully independent Audit, Compensation and Nominating and Corporate Governance Committees and our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•	we do not have a stockholder rights plan, and if our Board of Directors were ever to adopt a stockholder rights plan in the future without prior stockholder approval, our Board of Directors would either submit the plan to stockholders for ratification or cause the rights plan to expire within one year; and

•	we have implemented a range of other corporate governance best practices, including placing limits on the number of directorships held by our directors to prevent “overboarding” and implementing a robust director education program.

The stockholders’ agreement described under “Transactions with Related Persons—Stockholders’ Agreement” provides that Blackstone has the right to nominate to our Board of Directors a number of designees approximately equal to the percentage of voting power of all shares of our capital stock entitled to vote generally in the election of directors as collectively beneficially owned by Blackstone. Currently, we have three directors on our Board who are current employees of Blackstone and who were recommended by Blackstone as director nominees pursuant to the stockholders’ agreement (Messrs. Alba, Cutaia and Kim), and we have one director on our Board who is a retired employee of Blackstone (Mr. Sumers). The provisions of the stockholders’ agreement regarding the nomination of directors will remain in effect until Blackstone is no longer entitled to nominate a director to our Board of Directors, unless Blackstone requests that they terminate at an earlier date.

Director Independence and Independence Determinations

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless our Board of Directors affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries.

Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies. Our Corporate Governance Guidelines require our Board of Directors to review the independence of all directors at least annually.

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, our Board of Directors will determine, considering all relevant facts and circumstances, whether such relationship is material.

Our Board of Directors has affirmatively determined that each of Messrs. Abrahamson, Alba, Bergren, Bowers, Cisneros, Cutaia, Kim, Shah and Sumers is independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and under all applicable NYSE guidelines, including with respect to committee membership. Our Board also has determined that each of Messrs. Bowers, Cisneros and Shah is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that each of Messrs. Cutaia, Shah and Sumers is “independent” for purposes of Section 10C(a)(3) of the Exchange Act. In making its independence determinations, our Board of Directors considered and reviewed all information known to it (including information identified through annual directors’ questionnaires.)

Director Nomination Process

The Nominating and Corporate Governance Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board and recommends nominees for director to the Board for election. In considering candidates for the Board, the Nominating and Corporate Governance Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Nominating and Corporate Governance Committee does at a minimum assess each candidate’s strength of character, judgment, industry knowledge or experience, his or her ability to work collegially with the other members of the Board and his or her ability to satisfy any applicable legal requirements or listing standards. In addition, although the Board considers diversity of viewpoints, background and experiences, the Board does not have a formal diversity policy. In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, stockholders and other sources, including third party recommendations. The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

In recommending that, or determining whether, members of the Board should stand for re-election, the Nominating and Corporate Governance Committee also may assess the contributions of incumbent directors in the context of the Board evaluation process and other perceived needs of the Board.

In addition to the process described above, the Nominating and Corporate Governance Committee also nominates a number of individuals designated by Blackstone as required under the provisions of the stockholders’ agreement described under “Transactions With Related Persons—Stockholders’ Agreement.” Each of Messrs. Alba, Cutaia and Kim were recommended by Blackstone as director nominees pursuant to the stockholders’ agreement.

When considering whether the nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on the information discussed in each of the board member’s biographical information set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. In particular, the members of our Board of Directors considered the following important characteristics:

•	Mr. Abrahamson—his significant executive management experience in the hospitality industry, including his experience in hotel management.

•	Mr. Alba—his affiliation with Blackstone, his significant experience in working with companies controlled by private equity sponsors, particularly in the real estate industry, his experience in working with the management of various other companies owned by Blackstone’s funds, including in the hospitality industry, his experience with real estate investing and his extensive financial background.

•	Mr. Bergren—his executive management experience and his significant franchising experience, as well as his marketing and international experience.

•	Mr. Bowers—his experience in accounting and executive management, including his substantial experience on the audit committees of private and public companies alike.

•	Mr. Cisneros—his significant experience in the housing and homebuilding industries and his background in executive management.

•	Mr. Cline—his extensive financial background. Furthermore, we also considered how his additional role as our President and Chief Executive Officer would bring management perspective to board deliberations and provide valuable information about the status of our day-to-day operations.

•	Mr. Cutaia—his affiliation with Blackstone, his significant experience in working with companies in the real estate industry, his experience involving oversight of real estate assets, his experience with real estate investing and his extensive financial background.

•	Mr. Kim—his affiliation with Blackstone, his significant experience in working with companies in the real estate industry, his experience with real estate management and investing and his extensive financial background.

•	Mr. Shah—his experience with investing in the lodging and hospitality real estate sector and his significant experience in the hospitality industry, including with respect to franchising.

•	Mr. Sumers—his experience as chief operating officer in the real estate group at Blackstone, his significant experience in asset management, particularly in the real estate industry, and his extensive financial background.

This process resulted in the Board’s nomination of the incumbent directors named in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Any recommendation submitted to the Secretary of the Company should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the U.S. Securities and Exchange Commission (the “SEC”) to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Secretary, La Quinta Holdings Inc., 909 Hidden Ridge, Suite 600, Irving, Texas 75038. All recommendations for nomination received by the Secretary that satisfy our Bylaw requirements relating to director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. Stockholders also must satisfy the notification, timeliness, consent and information requirements set forth in our Bylaws. These requirements are also described under “Stockholder Proposals for the 2018 Annual Meeting.”

Board Structure

Our Board of Directors is led by Mr. Shah, our Chairperson. The Chief Executive Officer position is separate from the Chairperson position. We believe that the separation of the Chairperson and Chief Executive Officer positions is appropriate corporate governance for us at this time. Accordingly, Mr. Shah serves as Chairperson, while Mr. Cline serves as our Chief Executive Officer and President. Our Board of Directors believes this structure best encourages the free and open dialogue of competing views and provides for strong checks and balances. Additionally, Mr. Shah’s attention to Board of Directors and committee matters allows Mr. Cline to focus more specifically on overseeing the Company’s day-to-day operations, as well as strategic opportunities and planning.

Executive Sessions

Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session that excludes management and any non-independent directors. Our Chairperson, Mr. Shah, presides at the executive sessions.

Communications with the Board

As described in our Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with a member or members of our Board of Directors, including the chairperson of our Board of Directors and each of the Audit, Compensation or Nominating and Corporate Governance Committees or with the non-management or independent directors as a group, may do so by addressing such communications or concerns to the General Counsel of the Company, 909 Hidden Ridge, Suite 600, Irving, Texas 75038, who will forward such communication to the appropriate party.

Board Committees and Meetings

The following table summarizes the current membership of each of the Board’s Committees and the number of meetings held by each committee during the year ended December 31, 2016.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Real Estate Committee
James R. Abrahamson			X

Glenn Alba			Chair	X

Scott O. Bergren			X

Alan J. Bowers	Chair		X	X

Henry G. Cisneros	X

Keith A. Cline				X

Giovanni Cutaia		X		Chair

Mitesh B. Shah	X	X		X

Gary M. Sumers		Chair

Number of meetings held in 2016:	4	8	3	3

All directors are expected to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of stockholders. During the year ended December 31, 2016, the Board held eight meetings. In 2016, all of our directors attended at least 75% of the meetings of the Board and committees during the time in which he served as a member of the Board or such committee. All ten members of our Board attended our 2016 annual meeting of stockholders.

Audit Committee

Our Audit Committee consists of Messrs. Bowers, Cisneros and Shah, with Mr. Bowers serving as chair. All members of the Audit Committee have been determined to be “independent,” consistent with our Audit Committee charter, Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and audit committees in particular. Our Board of Directors also has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board of Directors has determined that Alan J. Bowers qualifies as an audit committee financial expert as defined by applicable SEC regulations.

The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.lq.com under Investor Relations: Corporate Governance: Governance Documents: Audit Committee Charter, and include oversight of the following:

•	the adequacy and integrity of our financial statements and our financial reporting and disclosure practices;

•	the soundness of our system of internal controls regarding finance and accounting compliance;

•	the annual independent audit of our combined financial statements;

•	the independent registered public accounting firm’s qualifications and independence;

•	the engagement of the independent registered public accounting firm;

•	the performance of our internal audit function and independent registered public accounting firm; and

•	our compliance with legal and regulatory requirements in connection with the foregoing.

The Audit Committee also prepares the report of the committee required by the rules and regulations of the SEC to be included in our annual proxy statement.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm our annual audited financial statements and quarterly financial statements prior to inclusion in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or other public filings in accordance with applicable rules and regulations of the SEC.

The charter of the Audit Committee permits the committee to delegate any or all of its authority to one or more subcommittees. In addition, the Audit Committee has the authority under its charter to engage independent counsel and other advisors as it deems necessary or advisable.

Compensation Committee

Our Compensation Committee consists of Messrs. Cutaia, Shah and Sumers, with Mr. Sumers serving as chair. Each of Messrs. Cutaia, Shah and Sumers has been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and compensation committees in particular.

The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.lq.com under Investor Relations: Corporate Governance: Governance Documents: Compensation Committee Charter, and include the following:

•	the establishment, maintenance and administration of compensation and benefit policies designed to attract, motivate and retain personnel with the requisite skills and abilities to contribute to the long term success of the Company;

•	oversight of the goals, objectives and compensation of our Chief Executive Officer, including evaluating the performance of the Chief Executive Officer in light of those goals;

•	oversight of the compensation of our other executives and non-management directors;

•	our compliance with the compensation rules, regulations and guidelines promulgated by the NYSE, the SEC and other laws, as applicable; and

•	the issuance of an annual report on executive compensation for inclusion in our annual proxy statement.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include overseeing the preparation of the Compensation Discussion and Analysis for inclusion in our annual proxy statement and Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC.

The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more of our officers the authority to make awards to team members other than any Section 16 officer under our incentive compensation or other equity-based plan, subject to compliance with the plan and the laws of our state of jurisdiction. In addition, the Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable.

See “Executive Compensation—Compensation Discussion and Analysis—Compensation Determination Process” for a description of our process for determining compensation, including the role of our compensation consultant.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Abrahamson, Alba, Bergren and Bowers, with Mr. Alba serving as chair. Each of Messrs. Abrahamson, Alba, Bergren and Bowers has been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards.

The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which may be found at www.lq.com under Investor Relations: Corporate Governance: Governance Documents: Nominating/Corporate Governance Committee Charter, and include the following:

•	advise our Board of Directors concerning the appropriate composition and qualifications of our Board of Directors and its committees;

•	identify individuals qualified to become board members;

•	recommend to the Board the persons to be nominated by the Board for election as directors at any meeting of stockholders;

•	recommend to the Board the members of the board to serve on the various committees of the Board;

•	develop and recommend to the Board a set of corporate governance principles and assist the Board in complying with them; and

•	oversee the evaluation of the Board, the Board’s committees and management.

The charter of the Nominating and Corporate Governance Committee permits the committee to delegate any or all of its authority to one or more subcommittees. In addition, the Nominating and Corporate Governance Committee has the authority under its charter to retain outside counsel or other experts as it deems necessary or advisable.

Real Estate Committee

Our Real Estate Committee consists of Messrs. Alba, Bowers, Cline, Cutaia and Shah, with Mr. Cutaia serving as chair. The purpose and responsibilities of the Real Estate Committee are set forth in its charter, which may be found at www.lq.com under Investor Relations: Corporate Governance: Governance Documents: Real Estate Committee Charter, and include reviewing and approving real estate transactions of the Company or its subsidiaries for sale prices in amounts which are no more than $20 million per transaction or series of related transactions.

The charter of the Real Estate Committee permits the committee to delegate any or all of its authority to one or more subcommittees consisting of one or more non-management members.

Committee Charters and Corporate Governance Guidelines

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe our Board of Directors’ views and policies on a wide range of governance topics. These Corporate Governance Guidelines are reviewed from time to time by our Nominating and Corporate Governance Committee and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by our Board of Directors.

Our Corporate Governance Guidelines, Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Real Estate Committee charters, and other corporate governance information are available on our website at www.lq.com under Investor Relations: Corporate Governance: Governance Documents. Any stockholder also may request them in print, without charge, by contacting the Secretary of La Quinta Holdings Inc., 909 Hidden Ridge, Suite 600, Irving, Texas 75038.

Code of Business Conduct & Ethics

We maintain a Code of Business Conduct & Ethics that is applicable to all of our directors, officers and employees, including our Chairman, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other senior officers. The Code of Business Conduct & Ethics sets forth our policies and expectations on a number of topics, including conflicts of interest, corporate opportunities, confidentiality, compliance with laws (including insider trading laws), use of our assets and business conduct and fair dealing. This Code of Business Conduct & Ethics also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. The Code of Business Conduct & Ethics may be found on our website at www.lq.com under Investor Relations: Corporate Governance: Governance Documents: Code of Business Conduct & Ethics.

We will disclose within four business days any substantive changes in or waivers of the Code of Business Conduct & Ethics granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Form 8-K. In the case of a waiver for an executive officer or a director, the required disclosure also will be made available on our website within four business days of the date of such waiver.

Oversight of Risk Management

The Board has extensive involvement in the oversight of risk management related to us and our business. The Board accomplishes this oversight both directly and through its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, each of which assists the Board in overseeing a part of our overall risk management and regularly reports to the Board. The Audit Committee represents the Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls, our compliance with legal and regulatory requirements and our enterprise risk management program. Through its regular meetings with management, including the finance, legal and internal audit functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of risk and the appropriate mitigating factors. The Compensation Committee considers, and discusses with management, management’s assessment of certain risks, including whether any risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us. The Nominating and Corporate Governance Committee oversees and evaluates programs and risks associated with Board organization, membership and structure, succession planning and corporate governance. In addition, our Board receives periodic detailed operating performance reviews from management.

Executive Officers of the Company

Set forth below is certain information regarding each of our current executive officers other than Mr. Cline, whose biographical information is presented under “Nominees for Election to the Board of Directors in 2017.”

Name	Age	Principal Occupation and Other Information

John W. Cantele	56	John W. Cantele has served as the Company’s Executive Vice President and Chief Operating Officer since April 25, 2016. Prior to joining the Company, Mr. Cantele was most recently Global Head, Select Hotels at the Hyatt Hotel Corporation, where he had served since 2011. In his role as Global Head, Select Hotels, Mr. Cantele managed Hyatt’s owned select service hotels, oversaw Hyatt’s franchised hotels operating under the Hyatt House, Hyatt Place and Summerfield Suites brands and was responsible for corporate operations, sales, revenue management and product design. At Hyatt, he also served in the roles of Senior VP, Select Hotels and Senior VP, Hyatt Summerfield Suites/Hyatt House. Prior to that, from 2000 to 2011, Mr. Cantele served as Senior VP of Operations/Partner at LodgeWorks Hotel Corporation. Beginning in 1988, Mr. Cantele served first as General Manager/Director of Sales, Multi-Property and then as VP of Operations of Summerfield Suites Hotels. He remained with Summerfield Suites Hotels through its acquisition by Wyndham International, Inc., where he continued in the role of VP of Operations from 1998 to 2000. Mr. Cantele graduated from the University of Wisconsin at Stout with a B.S. in hospitality management.

Julie M. Cary	51	Julie M. Cary joined La Quinta in 2006 as Executive Vice President and Chief Marketing Officer. Prior to joining the Company, from 2004 to 2006, Ms. Cary served as Vice President at Brinker International, as Vice President of Marketing at Dean Foods from 2003 to 2004, as Senior Manager of Marketing until promoted to Vice President of Marketing at Gerber Products Company from 1998 to 2003 and as Assistant Brand Manager until promoted to Brand Manager at Ralston Purina from 1991 to 1997. Ms. Cary holds an M.B.A. from Washington University and a bachelor’s degree in business administration from the University of Illinois.

Mark M. Chloupek	45	Mark M. Chloupek joined La Quinta as Executive Vice President and General Counsel in 2006 and was named Secretary in 2013. Prior to joining the Company, from 1999 through 2006, Mr. Chloupek served as Vice President and Senior Vice President and Chief Counsel of Operations for Wyndham International, Inc. Prior to joining Wyndham, from 1996 to 1999, Mr. Chloupek worked for Locke Lord LLP (formerly Locke Purnell Rain Harrell—a professional corporation), a Dallas-based law firm. Additionally, Mr. Chloupek currently serves on the board of the Dallas Chapter of the Juvenile Diabetes Research Foundation and formerly served on the board of The Texas General Counsel Forum. Mr. Chloupek received a B.A. in economics from the College of William and Mary, where he graduated Phi Beta Kappa and summa cum laude, and received a J.D. from the University of Virginia School of Law.

James H. Forson	50	James H. Forson has served as the Company’s Executive Vice President, Chief Financial Officer and Treasurer since February 2016. He previously served as the Company’s Interim Chief Financial Officer from November 2015 until February 2016 and as Senior Vice President, Chief Accounting Officer and Treasurer from 2012 until February 2016. Prior to that role, Mr. Forson was Vice President and Controller from 2010, when he joined La Quinta, to 2012 and also served as Acting Chief Financial Officer from 2012 to 2013. Prior to joining La Quinta, Mr. Forson was Audit Senior Manager with Grant Thornton LLP from 2006 through 2010. Mr. Forson graduated from the University of Virginia’s McIntire School of Commerce with a B.S. degree in Commerce with distinction, and is a Certified Public Accountant in Texas.

Name	Age	Principal Occupation and Other Information
Rajiv K. Trivedi	54	Rajiv K. Trivedi joined La Quinta in 2000 and has served as the Company’s Executive Vice President since 2006 and as Executive Vice President and Chief Development Officer since 2009. Prior to joining us, from 1992 to 2000, Mr. Trivedi served as Vice President of Franchise Operations at Cendant Corporation and in a variety of key management roles in the hotel industry, including Cendant Corporation. Mr. Trivedi currently serves on the board and is a member of the real estate committee of Children’s Medical Center of Dallas. He is active in numerous civic and industry organizations including the Asian American Hotel Owners Association (AAHOA). Mr. Trivedi graduated from the Maharaja Sayajirao University of Baroda with an M.S. in Math and Business.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2017.

Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting. The representative will also have the opportunity to make a statement if he or she desires to do so, and the representative is expected to be available to respond to appropriate questions.

The shares represented by your proxy will be voted “FOR” the ratification of the selection of Deloitte & Touche LLP unless you specify otherwise.

Audit and Non-Audit Fees

In connection with the audit of the 2016 financial statements, we entered into an agreement with Deloitte & Touche LLP which sets forth the terms by which Deloitte & Touche LLP will perform audit services for the Company.

The following table presents fees for professional services rendered by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for the audits of our annual consolidated financial statements for the years ended December 31, 2016 and 2015:

	2016	2015
Audit fees(1)	$1,568,000	$1,292,000
Audit-related fees(2)	—	391,000
Tax fees(3)	910,000	1,306,000
All other fees	—	—
Total:	$2,478,000	$2,989,000

(1)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered for the audit of the Company’s annual financial statements and the reviews of financial statements. The fees are for services that are normally provided in connection with statutory or regulatory filings or engagements.
(2)	Includes fees billed in each of the last two fiscal years for services performed that are related to the Company’s SEC filings (including costs relating to the Company’s secondary offering of common stock in March 2015) and other research and consultation services.
(3)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered for tax compliance, tax advice and tax planning.

The Audit Committee considered whether providing the non-audit services shown in this table was compatible with maintaining Deloitte & Touche’s independence and concluded that it was.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee has established procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm and, subject to the next sentence, pre-approves all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement. As part of such procedures, the Audit Committee has delegated to its chair the authority to review and pre-approve any such services in between the Audit Committee’s regular meetings. Any such pre-approval will be subsequently considered and ratified by the Audit Committee at the next regularly scheduled meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under “The Board of Directors and Certain Governance Matters—Board Committees and Meetings—Audit Committee.” Under the Audit Committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301 “Communications with Audit Committees.” In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

Alan J. Bowers, Chair

Henry G. Cisneros

Mitesh B. Shah

PROPOSAL NO. 3—APPROVAL OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT REVERSE STOCK SPLIT

AND DECREASE IN AUTHORIZED SHARES

Reverse Stock Split Adjustments

On March 20, 2017, the Board of Directors adopted resolutions (1) approving and declaring advisable a series of five alternative amendments of our Amended and Restated Certificate of Incorporation to effect, at the discretion of the Board, a reverse stock split at one of five reverse stock split ratios, 1-for-2, 1-for-3, 1-for-4, 1-for-5 and 1-for-6 (each of which is referred to in this Proxy Statement as a “Reverse Stock Split”), and contemporaneously with such Reverse Stock Split, to effect a corresponding reduction in the number of authorized shares of our common stock, par value $0.01 per share (“Common Stock”), from 2,000,000,000 to 1,000,000,000, 666,666,667, 500,000,000, 400,000,000 and 333,333,333, respectively (the Reverse Stock Splits and corresponding reductions in the number of authorized shares are collectively referred to as the “Reverse Stock Split Amendments”), (2) directing that the Reverse Stock Split Amendments be submitted to our stockholders for their approval and (3) recommending that our stockholders approve the Reverse Stock Split Amendments. The actual number of authorized shares of our Common Stock after giving effect to the Reverse Stock Split, if and when effected, will depend on the Reverse Stock Split ratio that is ultimately determined by the Board. The table below shows the Reverse Stock Split ratio and the number of authorized shares of Common Stock for each of the five alternative amendments, identified as Amendments A through E.

Amendment	Reverse Stock Split Ratio	Number of Authorized Shares of Common Stock Following the Reverse Stock Split Amendment
A	1-for-2	1,000,000,000
B	1-for-3	666,666,667
C	1-for-4	500,000,000
D	1-for-5	400,000,000
E	1-for-6	333,333,333

Upon receiving stockholder approval of the Reverse Stock Split Amendments, the Board will have the authority, but not the obligation, in its sole discretion, at any time prior to December 31, 2018, to elect without further action on the part of the stockholders, as it determines to be in the best interests of the Company and its stockholders, whether to effect a Reverse Stock Split and, if so, to determine the Reverse Stock Split ratio from among the approved proposed ratios above and to effect the Reverse Stock Split Amendment by filing an amendment to our Amended and Restated Certificate of Incorporation in the form of the Certificate of Amendment attached as Annex A to this Proxy Statement. For the convenience of our stockholders, each of the five amendments has been set forth in a single Annex, indicating in brackets the Reverse Stock Split ratio and the corresponding total number of authorized shares and number of authorized shares of Common Stock that we would be authorized to issue for each of the alternate Amendments A through E. Only one Reverse Stock Split Amendment providing for the Reverse Stock Split ratio will ultimately be approved by the Board, filed with the Secretary of State of the State of Delaware and become effective. The Board will abandon all other Reverse Stock Split Amendments.

Upon the effectiveness of the Reverse Stock Split, a corresponding reduction in the number of authorized shares and issued and outstanding shares of our Common Stock will occur as set forth in the table above and as further described below under “Effect of the Reverse Stock Split on Holders of Outstanding Common Stock” and “Authorized Shares.” The decrease in authorized shares and issued and outstanding shares as a result of the Reverse Stock Split will not affect any stockholder’s proportionate voting power or other rights (other than as a result of the payment of cash from our transfer agent in lieu of fractional shares as described under “Fractional Shares”). If the Board abandons the Reverse Stock Split, there will be no reduction in the number of authorized or issued and outstanding shares of our Common Stock.

The Board believes that stockholder approval of these five Reverse Stock Split ratios (as opposed to approval of a single reverse stock split ratio) provides appropriate flexibility to achieve the purposes of a reverse stock split and, therefore, is in the best interests of the Company and its stockholders. In determining a ratio following the receipt of stockholder approval, the Board may consider, among other things, factors such as:

•	the historical trading price and trading volume of our Common Stock and the actual or anticipated impact of the separation of our management and franchise businesses from our real estate business on the trading price of our Common Stock;

•	the number of shares of our Common Stock outstanding;

•	the then-prevailing trading price and trading volume of our Common Stock and the anticipated impact of the Reverse Stock Split on the trading market for our Common Stock;

•	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs;

•	the continued listing requirements of the NYSE; and

•	prevailing general market and economic conditions.

The Board reserves the right to elect to abandon any or all of the Reverse Stock Split Amendments, notwithstanding stockholder approval thereof, if it determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of the Company and its stockholders.

Depending on the ratio for the Reverse Stock Split determined by the Board, 2, 3, 4, 5 or 6 shares of existing Common Stock, as determined by the Board, will be combined into one share of Common Stock. The number of shares of Common Stock issued and outstanding will therefore be reduced, by an amount based upon the determined Reverse Stock Split ratio. For example, if you beneficially own 100 shares of Common Stock as of March 27, 2017, assuming a 1-for-2 Reverse Stock Split ratio, then you will hold 50 shares of Common Stock following the effectiveness of the Reverse Stock Split (excluding any fractional shares). If the Reverse Stock Split Amendments are approved by our stockholders and the Board elects to effect the Reverse Stock Split at any time prior to December 31, 2018, a Certificate of Amendment of the Amended and Restated Certificate of Incorporation (each a “Reverse Stock Split Amendment Certificate”) that sets forth the applicable Reverse Stock Split Amendment and provides for the Reverse Stock Split ratio determined by the Board in its discretion will be filed with the Secretary of State of the State of Delaware with effect at the date and time determined by the Board and set forth in the Reverse Stock Split Amendment Certificate (the “Effective Time”). At the Effective Time, all other Reverse Stock Split Amendments will be automatically abandoned.

The Board will determine the exact timing of the filing of the Reverse Stock Split Amendment based on its evaluation as to when the filing would be the most advantageous to the Company and its stockholders. If a Reverse Stock Split Amendment Certificate has not been filed with the Secretary of State of the State of Delaware prior to December 31, 2018, then the Reverse Stock Split and all of the Reverse Stock Split Amendments will be automatically abandoned.

To avoid the existence of fractional shares of our Common Stock, stockholders of record who would otherwise hold fractional shares as a result of the Reverse Stock Split will be entitled to receive a cash payment (without interest) from our transfer agent as described under “Fractional Shares.”

The Board reserves the right to abandon the Reverse Stock Split without further action by our stockholders at any time before the effectiveness of any Reverse Stock Split Amendment even if the Reverse Stock Split Amendments have been approved by our stockholders. By voting in favor of the approval of the Reverse Stock Split Amendments, you also are expressly authorizing the Board to determine not to proceed with, and abandon, the Reverse Stock Split if it should so decide.

Purpose of the Reverse Stock Split Amendments

On January 18, 2017, we announced that we are pursuing the separation of our real estate business from our franchise and management businesses. The proposed separation of our businesses, if consummated, will result in our real estate business no longer being a part of La Quinta Holdings Inc. and its subsidiaries, but instead a separate publicly-traded entity. As such, we expect that the per share trading price of our Common Stock will decrease after the spin-off, absent the Proposed Amendment.

The primary purpose for effecting the Proposed Amendment is to increase the per share trading price of our Common Stock after the separation of our businesses so as to:

•	bring the share price of our Common Stock after the separation of our businesses into a range in line with our share price prior to the separation and in line with other hospitality companies with comparable market capitalization;

•	broaden the pool of investors that may be interested in investing in La Quinta Holdings Inc. after the separation of our businesses by attracting new investors who would prefer not to invest in shares that trade at low share prices;

•	make our Common Stock a more attractive investment to institutional investors; and

•	reduce the relatively high transaction costs and commissions that may be incurred by our stockholders, due to the lower per share trading price that would be expected following the separation of our businesses.

In addition, in connection with the Reverse Stock Split, we believe that the number of authorized shares of our Common Stock should be decreased as described above under “— Reverse Stock Split Adjustments.” Provided that the Reverse Stock Split is effectuated, we do not anticipate the need for two billion authorized shares of Common Stock in the foreseeable future.

Board Rationale

In determining to recommend to our stockholders for approval the Proposed Amendment, the Board considered, among other things, that, following the separation of our businesses, a sustained higher per share price of our Common Stock might heighten the interest of the financial community in the Company and potentially broaden the pool of investors that may consider investing in the Company, possibly increasing the trading volume and liquidity of our Common Stock. The Board has approved stock split ranges described above for all outstanding shares of our Common Stock with the expectation that, following the separation of our businesses, the reduction in outstanding shares would result in a per-share price in line with our share price prior to the separation and in line with other hospitality companies with comparable market capitalization. See “—Reverse Stock Split Adjustments.”

The Board also considered that the structure of trading commissions, which are often set at a fixed price, tend to have an adverse impact on holders of lower-priced securities because the brokerage commissions on a sale of lower-priced securities generally represent a higher percentage of the sales prices than the commissions on relatively higher-priced issues, which may discourage trading in such lower-priced securities. Following the separation of our businesses, a reduction in outstanding shares should result in a price level for our Common Stock that may reduce the adverse effect trading commissions have on the tendencies of certain stockholders to trade in our Common Stock. Moreover, a reduction in outstanding shares would reduce the actual transaction costs imposed on those investors who pay commissions on trades of our Common Stock based on the number of shares actually traded.

Other Considerations

Stockholders should recognize that if the Reverse Stock Split is effected, they will own a fewer number of shares than they currently own. While we expect that the Reverse Stock Split will result in an increase in the per share price of our Common Stock, the Reverse Stock Split may not increase the per share price of our Common Stock in proportion to the reduction in the number of shares of our Common Stock outstanding or result in a permanent increase in the per share price (which depends on many factors, including our performance, prospects and other factors that may be unrelated to the number of shares outstanding).

If a Reverse Stock Split is effected and the per share price of our Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a Reverse Stock Split. Furthermore, the liquidity of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split. In addition, the Reverse Stock Split will likely increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Accordingly, a Reverse Stock Split may not achieve all of the desired results that have been outlined above.

The Board considered all of the foregoing factors, and determined that the Reverse Stock Split Amendments are in the best interests of the Company and its stockholders. As noted above, even if stockholders approve the Reverse Stock Split Amendments, the Board reserves the right not to effect the Reverse Stock Split Amendments if the Board does not deem them to be in the best interests of the Company or its stockholders.

Effect of the Reverse Stock Split on Holders of Outstanding Common Stock

If approved and effected, the Reverse Stock Split will take effect simultaneously for all outstanding shares of our Common Stock and in the same ratio for all outstanding shares of our Common Stock. The Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interest in us, except to the extent that the Reverse Stock Split would result in any holder of our Common Stock receiving cash in lieu of fractional shares. As described below under “— Fractional Shares,” holders of Common Stock otherwise entitled to fractional shares as a result of the Reverse Stock Split will receive a cash payment from our transfer agent in lieu of the fractional shares. In addition, the Reverse Stock Split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

The principal effects of the Reverse Stock Split will be that:

•	depending on the ratio for the Reverse Stock Split determined by our Board, each 2, 3, 4, 5 or 6 shares of Common Stock owned by a stockholder will be combined into one share of Common Stock;

•	based upon the Reverse Stock Split ratio determined by our Board, the aggregate number of equity-based awards that remain available to be granted under our equity incentive plans and other benefit plans will be reduced proportionately to reflect such Reverse Stock Split ratio determined;

•	based upon the Reverse Stock Split ratio determined by our Board, proportionate adjustments will be made to the number of shares that would be owned upon vesting of restricted stock awards and restricted stock units, as well as to the pre-share exercise price and the number of shares issuable upon the exercise of outstanding options (if any), which will result in approximately the same number of shares that would have been owned upon vesting of such restricted stock awards or units, as well as the same aggregate price that would have been required to be paid upon exercise of such options, immediately preceding the Reverse Stock Split;

•	the aggregate number of shares issuable pursuant to outstanding restricted stock awards, restricted stock units or other equity-based awards made under our equity incentive plans will be reduced proportionately based upon the Reverse Stock Split ratio determined by our Board; and

•	the number of authorized shares of our Common Stock will contemporaneously and correspondingly be reduced based upon the Reverse Stock Split ratio.

After the Effective Time, our Common Stock will have new Committee on Uniform Securities Identification Procedures (“CUSIP”) numbers, which numbers are used to identify our equity securities, and any stock certificates with the old CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below.

The Reverse Stock Split is not intended to be a first step in a series of steps leading to a “going private transaction” pursuant to Rule 13e-3 under the Exchange Act. Implementing the Reverse Stock Split would not reasonably likely result in or would not have a purpose to, produce a going private effect.

Beneficial Holders of Common Stock. Upon the implementation of the Reverse Stock Split, we intend to treat shares held by stockholders in “street name” (i.e., through a bank, broker, custodian or other nominee), in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than for registered stockholders for processing the Reverse Stock Split and making payment for fractional shares. If you hold shares of our Common Stock with a bank, broker, custodian or other nominee and have any questions in this regard, you are encouraged to contact your bank, broker, custodian or other nominee.

Registered “Book-Entry” Holders of Common Stock. Certain of our registered stockholders hold some or all of their shares electronically in book-entry form with our transfer agent. These stockholders do not have stock certificates evidencing their ownership of the Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If you hold registered shares in book-entry form with our transfer agent, you will be sent a transmittal letter by our transfer agent after the Effective Time and will need to return a properly completed and duly executed transmittal letter in order to receive any cash payment from our transfer agent in lieu of fractional shares or any other distributions, if any, that may be declared and payable to holders of record following the Reverse Stock Split. You will also receive a transaction statement indicating the number of shares of Common Stock you own following the Reverse Stock Split.

Holders of Certificated Shares of Common Stock. As of the date of this Proxy Statement, none of our shares were held in certificated form. In the event any stockholders of record at the Effective Time hold shares of our Common Stock in certificated form, they will be sent a transmittal letter by our transfer agent after the Effective Time that will contain the necessary materials and instructions on how a stockholder should surrender his, her or its certificates, if any, representing shares of our Common Stock to our transfer agent.

Any certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged, based upon the determination by the Board, for the appropriate number of whole shares of Common Stock in book-entry form following the Reverse Stock Split. If the certificate bears a restrictive legend, the shares in book-entry form will bear the same restrictive legend. If a stockholder is entitled to a payment from our transfer agent in lieu of any fractional share interest, the payment will be made as described below under “Fractional Shares.”

Stockholders should not destroy any stock certificate(s) and should not submit any stock certificate(s) until requested to do so.

Fractional Shares

We will not issue fractional shares in connection with the Reverse Stock Split. Stockholders who would otherwise hold fractional shares because the number of shares of Common Stock they hold before the Reverse

Stock Split is not evenly divisible by the split ratio ultimately determined by the Board will be entitled to receive a cash payment (without interest and subject to applicable withholding taxes) from our transfer agent in lieu of such fractional shares. The cash payment is subject to applicable U.S. federal and state income tax and state abandoned property laws. Stockholders will not be entitled to receive interest for the period of time between the Effective Time and the date payment is received.

We currently anticipate that, in lieu of issuing fractional shares, the aggregate of all fractional shares otherwise issuable to the holders of record of Common Stock shall be issued to our transfer agent for the Common Stock, as agent, for the accounts of all holders of record of Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all fractional interests will be effected by our transfer agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the Common Stock at the time of sale. After such sale and upon the surrender of the stockholders’ stock certificates, if any, our transfer agent will pay to such holders of record their pro rata share of the net proceeds (after customary brokerage commissions and other expenses) derived from the sale of the fractional interests.

After the Reverse Stock Split, a stockholder will have no further interest in the Company with respect to its fractional share interest, and persons otherwise entitled to a fractional share will not have any voting, dividend or other rights with respect thereto except the right to receive a cash payment as described above.

Authorized Shares

If and when the Reverse Stock Split is effected, the number of authorized shares of our Common Stock will contemporaneously be reduced in proportion to the Reverse Stock Split ratio. The actual number of authorized shares of our Common Stock after giving effect to the Reverse Stock Split, if and when effected, will depend on the Reverse Stock Split ratio that is ultimately determined by the Board.

The table set forth above on page 22 shows the five alternatives for the number of authorized shares of Common Stock under these various scenarios.

As a result of the reduction in authorized shares of Common Stock that will occur if and when the Reverse Stock Split is effected, the same proportion of authorized but unissued shares of Common Stock to shares of Common Stock authorized and issued (or reserved for issuance) would be maintained as of the Effective Time. If the Reverse Stock Split is abandoned by the Board, it will also abandon the reduction in the number of authorized shares.

Accounting Matters

The Proposed Amendment to the Amended and Restated Certificate of Incorporation will not affect the par value of our Common Stock, which will remain at $0.01 per share. As a result, as of the Effective Time, the stated capital attributable to Common Stock on our balance sheet will be reduced proportionately to the Reverse Stock Split ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of Common Stock outstanding.

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain U.S. federal income tax consequences of the Reverse Stock Split to our stockholders. This summary does not address all of the U.S. federal income tax consequences that may be relevant to any particular stockholder, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, partnerships (or other entities classified as partnerships for U.S. federal income tax purposes) and investors therein, “U.S. holders” (as defined below) whose functional currency is not the U.S. dollar, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” persons subject to the alternative minimum tax, persons who acquired our Common Stock through the exercise of employee stock options or otherwise as compensation, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our Common Stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for U.S. federal income tax purposes, (iii) persons that do not hold our Common Stock as “capital assets” (generally, property held for investment), or (iv) persons who own more than 5% of our Common Stock. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date hereof. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split. This summary does not address the Medicare tax on net investment income or the effects of any state, local or foreign tax laws.

Each of our stockholders should consult their own tax advisors regarding the U.S. federal, state, local, and foreign income and other tax consequences of the Reverse Stock Split.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our Common Stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

U.S. Holders. The discussion in this section is addressed to “U.S. holders.” A “U.S. holder” is a beneficial owner of our Common Stock that is a citizen or individual resident of the United States, a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia or a trust or estate the income of which is subject to U.S. federal income taxation regardless of its source. The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, except as described below with respect to a cash payment from our transfer agent in lieu of fractional shares, no gain or loss will be recognized upon the Reverse Stock Split. Accordingly, the aggregate tax basis in the Common Stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis in the Common Stock surrendered (excluding the portion of the tax basis that is allocable to any fractional share), and the holding period for the Common Stock received should include the holding period for the Common Stock surrendered. A U.S. holder who receives a cash payment from our transfer agent in lieu of a fractional share of our Common Stock pursuant to the Reverse Stock Split generally should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the shares of our Common Stock surrendered that is allocated to the fractional share of our Common Stock. The capital gain or loss should be long term capital gain or loss if the U.S. holder’s holding period for our Common Stock surrendered exceeded one year at the Effective Time. The deductibility of net capital losses by individuals and corporations is subject to limitations.

U.S. holders that have acquired different blocks of our Common Stock at different times or at different prices are urged to consult their tax advisors regarding the allocation of their aggregate adjusted basis among, and the holding period of, our Common Stock.

U.S. Information Reporting and Backup Withholding. Information returns generally will be required to be filed with the Internal Revenue Service (“IRS”) with respect to the receipt of a cash payment from our transfer agent in lieu of a fractional share of our Common Stock pursuant to the Reverse Stock Split, unless a U.S. holder is an exempt recipient. In addition, U.S. holders may be subject to a backup withholding tax (at the current applicable rate of 28%) on the payment of this cash if they do not provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Non-U.S. Holders. The discussion in this section is addressed to “non-U.S. holders.” A non-U.S. holder is a beneficial owner of our Common Stock that is neither a U.S. holder nor a partnership (or other entity classified as a partnership for U.S. federal income tax purposes). Generally, except as described below with respect to a cash payment from our transfer agent in lieu of fractional shares, non-U.S. holders will not recognize any gain or loss or be subject to U.S. federal withholding tax upon the Reverse Stock Split. The gross amount of a cash payment received in lieu of fractional shares should not be subject to U.S. federal income withholding tax and gain recognized with respect to a cash payment received from our transfer agent in lieu of a fractional share will not be subject to U.S. federal income tax unless (a) the gain is effectively connected with the conduct of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to a non-U.S. holder’s permanent establishment in the United States), (b) with respect to non-U.S. holders who are individuals, the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the Reverse Stock Split Amendment and certain other conditions are met or (c) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met. A non-U.S. holder described in (a) above will be subject to tax on such gain in the same manner as if such non-U.S. holder were a United States person as described in the Code, and, if such non-U.S. holder is a corporation, such gain may be subject to a “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in (b) above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on such gain, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe that we are currently a “United States real property holding corporation” for U.S. federal income tax purposes. So long as our Common Stock continues to be regularly traded on an established securities market (within the meaning of applicable U.S. Treasury regulations), only a non-U.S. holder who holds or held (at any time during the shorter of the five year period preceding the Effective Time or the holder’s holding period) more than 5% of our Common Stock will be subject to U.S. federal income tax on the disposition of our Common Stock.

U.S. Information Reporting and Backup Withholding Tax. In general, backup withholding and information reporting will not apply to the payment of cash from our transfer agent in lieu of a fractional share of our Common Stock to a non-U.S. holder pursuant to the Reverse Stock Split if the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder and the applicable withholding agent does not have actual knowledge or reason to know to the contrary. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS.

No Appraisal Rights

Under Delaware law, our stockholders will not be entitled to dissenter’s rights or appraisal rights with respect to the Reverse Stock Split Amendments.

Interests of Certain Persons in Proposal No. 3

Certain of our officers and directors have an interest in Proposal No. 3 as a result of their ownership of shares of our Common Stock. However, we do not believe that our officers or directors have interests in Proposal No. 3 that are different from or greater than those of any of our other stockholders.

The shares represented by your proxy will be voted “FOR” the approval of the reverse stock split amendments unless you specify otherwise.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE REVERSE STOCK SPLIT AMENDMENTS.

PROPOSAL NO. 4—NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, stockholders are being asked to approve, in a non-binding advisory vote, the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of this vote.

The text of the resolution in respect of Proposal No. 4 is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion, is hereby APPROVED.”

As described in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation programs and underlying principles, as developed and administered by the Compensation Committee, are designed to provide competitive pay opportunities within the labor markets in which we compete to support the attraction and retention of highly qualified executives while promoting our core values. Our executive compensation programs are structured to be consistent with our pay for performance philosophy and utilize performance measures that are intended to align the executive team’s incentives with the long-term interests of the Company and its stockholders.

In considering their vote, stockholders may wish to review with care the information on our compensation policies and decisions regarding the named executive officers presented in the Compensation Discussion and Analysis on pages 33 to 43, as well as the discussion regarding the Compensation Committee on pages 14 to 15.

The shares represented by your proxy will be voted “FOR” the approval of the compensation paid to our named executive officers unless you specify otherwise.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Submitted by the Compensation Committee of the Board of Directors:

Gary M. Sumers, Chair

Giovanni Cutaia

Mitesh B. Shah

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Section Overview

Our executive compensation program is designed to attract and retain individuals with the skills and qualifications to manage and lead the Company effectively. The overarching goal of our program is to motivate our leaders to contribute to the achievement of our financial goals and to focus on long-term value creation for our stockholders.

Our named executive officers, or NEOs, for fiscal 2016 were the following six individuals:

•	Keith A. Cline, our President and Chief Executive Officer;

•	James H. Forson, our Executive Vice President, Chief Financial Officer and Treasurer;

•	Our three other most highly compensated executive officers who served in such capacities at December 31, 2016, namely:

•	John W. Cantele, our Executive Vice President and Chief Operating Officer;

•	Rajiv K. Trivedi, our Executive Vice President and Chief Development Officer; and

•	Mark M. Chloupek, our Executive Vice President, Secretary and General Counsel; and

•	Angelo J. Lombardi, our former Executive Vice President and Chief Operating Officer.

Executive Summary

Leadership Changes. On February 18, 2016, the Board of Directors appointed Keith A. Cline to serve as the Company’s President and Chief Executive Officer, a role he had been filling in an interim capacity, effective immediately. In addition, at that time, the Board appointed James H. Forson to serve as the Company’s Executive Vice President and Chief Financial Officer, a role he had been filling in an interim capacity, effective immediately.

In connection with Mr. Cline’s appointment, we entered into an offer letter, dated February 18, 2016 (the “Cline Offer Letter”) with Mr. Cline setting forth the terms of his compensation as our President and Chief Executive Officer. See “—Narrative to Summary Compensation Table and Fiscal 2016 Grants of Plan-Based Awards—Employment Agreements—Mr. Cline” below.

In addition, on April 12, 2016, the Board of Directors appointed John W. Cantele to serve as the Company’s Executive Vice President and Chief Operating Officer effective April 25, 2016. Mr. Cantele succeeded Angelo J. Lombardi, who stepped down from his position as Executive Vice President and Chief Operating Officer by mutual agreement with the Company effective April 14, 2016.

In connection with his appointment, we entered into an offer letter, dated April 13, 2016 (the “Cantele Offer Letter”) with Mr. Cantele setting forth the terms of his compensation as our Executive Vice President and Chief Operating Officer. See “—Narrative to Summary Compensation Table and Fiscal 2016 Grants of Plan-Based Awards—Employment Agreements—Mr. Cantele” below.

Compensation Philosophy and Objectives. Our executive compensation program is designed to implement our compensation philosophy, which is based on the following objectives:

•	Pay for Performance—The executive compensation program should focus our executive team on the successful achievement of key financial, operating and other goals, such that realized pay is based on performance;

•	Promote Core Values—The executive compensation program should support the Company’s core values, which are to enhance our guests’ experience and create enduring relationships by striving for excellence and serving with integrity every day;

•	Align with Shareholder Value—The executive compensation program should align the executive team’s incentives with the long-term interests of the Company and its stockholders;

•	Market Competitive—The executive compensation program should provide competitive pay opportunities within the labor markets in which we compete to support the attraction and retention of highly qualified executives; and

•	Reflect Good Governance—The executive compensation program should reflect sound governance practices and processes, and the Compensation Committee will retain the ability to adapt the program to reflect evolving market practices and governance standards.

Elements of Compensation. Our executive compensation program has three primary elements:

Element	Description and Purpose
Base Salary

•    Fixed component of compensation.

•    Reviewed annually and adjusted when appropriate.

•    Intended to support our market-competitiveness with respect to annual pay for the skills and experience necessary to meet the requirements of the executive’s role.

Annual Cash Bonus	• Variable performance-based component of compensation. • Designed to reward achievement of financial, operating and other goals for which executives are held accountable.

Long-Term Incentives

•    Variable component of compensation.

•    Equity weighted towards performance-based awards.

•    Designed to motivate and reward long-term achievement of business objectives, align the interests of our executives with stockholders and support the retention of our executives.

Each component is designed to support the Company’s compensation philosophy and objectives.

The Compensation Committee evaluates our executive compensation program annually, or more frequently as circumstances require, to maintain a competitive environment for talent and to ensure that our incentive programs are achieving their desired results. We do not adhere to rigid formulas in determining the amount and mix of compensation elements. We will continue to emphasize pay-for-performance and long-term incentive compensation when designing our executive officers’ compensation.

Say on Pay and Say on Frequency Votes. In 2016, the Compensation Committee considered the outcome of the stockholder advisory vote on 2015 executive compensation when making decisions relating to the compensation of our NEOs and our executive compensation program and policies. Our stockholders voted at our 2016 annual meeting, in a non-binding, advisory vote, on the 2015 compensation paid to our NEOs. Approximately 99% of the votes were cast in favor of the Company’s 2015 compensation decisions. Based on this level of support, the Compensation Committee decided that the say on pay vote result did not necessitate any substantive changes to our compensation program.

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, stockholders can vote on the frequency of say-on-pay voting once every six years. We expect this vote to next occur at our 2021 annual meeting. Until that time, we expect to hold an advisory, non-binding say-on-pay vote on an annual basis.

Compensation Determination Process

Role of the Compensation Committee. Our Compensation Committee is responsible for making all executive compensation determinations. In reviewing and approving the compensation of our executive officers, including our NEOs, the Compensation Committee considers many factors, including the advice of its compensation consultant, the alignment of pay outcomes with Company performance and stockholder interests and competitive market data.

Role of Management. Mr. Cline works closely with the Compensation Committee in managing the executive compensation program and attends some meetings of the Compensation Committee. He does not participate in the determination of his own compensation.

Role of Compensation Consultants. In late 2014 the Compensation Committee retained the services of Meridian Compensation Partners, LLC (“Meridian”) to serve as its independent compensation consultant. As requested by the Compensation Committee, Meridian has advised and is expected to continue to advise the Compensation Committee with respect to executive officer compensation, including executive compensation programs (including short- and long-term incentive plans), individual compensation levels, the peer companies used to assess compensation levels and marketplace trends in executive compensation. Meridian also assisted with the preparation of this Compensation Discussion and Analysis. Except as set forth above, Meridian does not provide any services to the Company other than advising on executive officer and director compensation. In February 2017, the Compensation Committee determined that Meridian is independent from management and that Meridian’s work has not raised any conflicts of interest.

Use of Comparative Market Data. Our goal is to compensate our executive officers competitively in the market for executive talent. When determining final target pay levels, the Compensation Committee reviews and considers individual factors, such as the knowledge, experience and capabilities of each executive.

To gain a general understanding of current compensation practices, the Compensation Committee reviews pay of executives serving in similar positions at peer companies with whom we compete for hiring and retaining executive talent. The external market data reviewed for 2016 included target total compensation (i.e. the sum of the base salary, target annual incentive and target long-term incentive) paid in 2015 at peer companies. The Compensation Committee reviewed and discussed the external market data, and used the data to inform its compensation decisions.

In 2016, the Compensation Committee, with the assistance of Meridian, selected a group of peer companies, which we refer to as our “Peer Group.” Meridian provided the Compensation Committee with annual (base salary and annual incentive) and long-term (equity and long-term cash incentive) compensation information with respect to the Peer Group.

The criteria used for selecting the Peer Group included industry, lodging property focus, performance, company size (as measured by revenue, enterprise value, number of properties and number of rooms), business mix, geographic location, and those companies for which we believe we compete for shareholder dollars, customers and/or labor talent.

The Peer Group for 2016 consisted of the following companies:

Choice Hotels International Inc.	Hyatt Hotels Corp.	Starwood Hotels & Resorts

Clubcorp Holdings. Inc.	Intercontinental Hotels	Summit Hotel Properties

Diamondrock Hospitality Co.	Lasalle Hotel Properties	Vail Resorts

Extended Stay America, Inc.	Marcus Corp.	Wyndham Worldwide Corporation

Hersha Hospitality Trust	RLJ Lodging Trust

Host Hotels & Resorts	Ryman Hospitality Properties, Inc.

The Company also reviewed the structure of the compensation programs of Hilton Worldwide Holdings Inc. and Marriott International, Inc. but did not consider the total target compensation of executives at those companies as compensation at those companies was not considered comparable due to their larger size relative to La Quinta.

Elements of Compensation

There are three main components to our executive compensation program: base salary, annual cash incentive compensation and long-term equity compensation. In 2015, we also granted Messrs. Cline and Forson a special completion bonus in connection with their service as interim Chief Executive Officer and interim Chief Financial Officer, respectively. See “—Completion Bonus—Messrs. Cline and Forson” below.

Base Salary

We believe it is important to provide a competitive fixed level of pay to attract and retain experienced and successful executives. In determining the amount of base salary that each NEO receives, we look to the executive’s current compensation, time in position, any change in the executive’s position or responsibilities and the relation of the executive’s position to those of other executives within the Company and in similar positions at peer companies. Base salaries are reviewed annually or at other times when appropriate and may be increased from time to time pursuant to such review. On February 18, 2016, pursuant to the terms of the Cline Offer Letter, we increased Mr. Cline’s base salary from $483,000 to $750,000. See “Narrative to Summary Compensation Table and Fiscal 2016 Grants of Plan-Based Awards—Employment Agreements—Mr. Cline.” At that time we also determined to increase Mr. Forson’s base salary from $275,000 to $400,000 in connection with his appointment as Executive Vice President and Chief Financial Officer. We determined not to increase the salaries of any of our NEOs in connection with our annual review. The following table reflects our NEOs’ base salaries at the end of 2015 and 2016:

Name	Base Salary as of December 31, 2015			Base Salary as of December 31, 2016
Keith A. Cline		$483,000			$750,000
James H. Forson		$275,000			$400,000
John W. Cantele	$	N/A	(1)		$475,000
Rajiv K. Trivedi		$470,000			$470,000
Mark M. Chloupek		$365,000			$365,000
Angelo J. Lombardi		$470,000		$	N/A	(2)

(1)	Mr. Cantele joined the Company as Executive Vice President and Chief Operating Officer on April 25, 2016; his base salary was prorated for the portion of 2016 he was employed by us.
(2)	Mr. Lombardi stepped down as our Executive Vice President and Chief Operating Officer effective April 14, 2016.

2016 Annual Cash Incentive Compensation

Our annual cash incentive compensation plan for the year ended December 31, 2016 (the “2016 Cash Bonus Plan”) compensated and rewarded successful achievement of both short-term financial and non-financial goals that were closely aligned with the long-term goals of the Company. The payout under the 2016 Cash Bonus Plan was based on the financial performance of the Company or a combination of (1) the financial performance of the Company and (2) individual performance. For Mr. Cline, the financial performance of the Company composed 100% of his total award opportunity and for each of our other NEOs, the financial performance of the Company composed 70% of the total award opportunity and individual performance composed 30% of the total award opportunity. For each of the NEOs, the threshold, target and maximum annual bonus opportunity for the year ended December 31, 2016, expressed as a percentage of such NEO’s base salary, was as follows: 50%, 100% and 150%, respectively.

2016 Financial Component Goals and Results

The financial component of each NEO’s annual bonus opportunity was based on (1) Adjusted EBITDA (as defined under Note 18: “Segments” to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the “2016 10-K”)), as may be further adjusted for other unusual items as determined by the Compensation Committee) and (2) Net Promoter (as described in our 2016 10-K). For fiscal 2016, Adjusted EBITDA composed 70% of the financial component and Net Promoter composed 30% of the financial component. These financial measures were chosen because they are key indicators of Company profitability and guest satisfaction. The following table sets forth the threshold, target and maximum amounts for each of the financial components, as well as the payout percentages for each category. To the extent that performance fell between the applicable threshold, target or maximum levels for each of the financial components, payouts were determined using linear interpolation.

	Threshold	Target	Maximum
Adjusted EBITDA	$367 million	$384 million	$411 million
Net Promoter	42.9	43.4	43.9
Payout Percentage of Target	50%	100%	150%

2016 Individual Goals and Results

The remaining 30% of the potential total award opportunity for Messrs. Forson, Cantele, Trivedi, Chloupek and Lombardi was based on their individual performance relative to individual performance criteria. For example, for Mr. Forson, the individual performance criteria consisted of regulatory compliance, securities offering, capital structure assessment and finance function maturity goals; for Mr. Cantele, the criteria consisted of field operations assessment, field leadership transformation, and talent assessment goals; for Mr. Trivedi, the criteria consisted of franchise hotel openings, growth in the pipeline, expansion into new markets where the Company’s brand was not otherwise represented and asset sale goals; for Mr. Chloupek, the individual performance criteria consisted of regulatory compliance goals and resolving and reducing costs related to employee and third party claims; and for Mr. Lombardi, the individual performance criteria consisted of ensuring that Company employees complete product quality plans and goals relating to maximizing workforce efficiency. Individual performance with respect to these goals was measured at set threshold, target and maximum levels, with corresponding payout percentages at each of these levels (50%, 100% and 150%, respectively) for Messrs. Forson, Trivedi, Chloupek and Lombardi. To the extent that the individual performance fell between the applicable threshold, target or maximum levels, payouts were determined using linear interpolation. We set a single performance level for the individual goals of Mr. Cantele, who did not join the Company until April 25, 2016, with a payout percentage of 150% if he achieved the goal and 0% if he failed to achieve the goal.

Determination of 2016 Cash Bonus Plan Payouts

The following table shows the actual results based on the Company’s actual 2016 fiscal performance and the payout percentages with respect to each of the financial components.

	Adjusted EBITDA	Net Promoter
Actual Performance	$360.4 million	43.9
Payout Percentage—Messrs. Cline, Forson, Cantele, Trivedi and Chloupek(1)	0%	150%

(1)	Mr. Lombardi stepped down as our Executive Vice President and Chief Operating Officer effective April 14, 2016. He was therefore ineligible to receive an annual bonus under the 2016 Cash Bonus Plan except as described below under “—Potential Payments Upon Termination or Change in Control—Mr. Lombardi.”

Actual amounts paid under the 2016 Cash Bonus Plan were then calculated by multiplying each NEO’s base salary in effect as of December 31, 2016 by his target bonus percentage. For Mr. Cline, the target bonus potential was then multiplied by an achievement factor based on the financial component and, for Messrs. Forson, Cantele, Trivedi and Chloupek, by a combined achievement factor based on the financial component and the individual performance component. Mr. Cantele’s annual bonus was then pro-rated to reflect his partial year of service. In connection with his departure in April, 2016, Mr. Lombardi was ineligible to receive a payment under the 2016 Cash Bonus Plan except as described below under “—Potential Payments Upon Termination or Change in Control—Mr. Lombardi.” Based on the performance achieved, each of the NEOs other than Mr. Lombardi earned an annual bonus for 2016 under the 2016 Cash Bonus Plan as follows, which amounts are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table”:

Name	2016 base salary	Target bonus as a percentage of base salary	Target bonus potential	Achievement factor as a percentage of target	2016 annual bonus
Keith A. Cline	$750,000	100%	$750,000	45.00%	$337,500
James H. Forson	$400,000	100%	$400,000	76.50%	$306,000
John W. Cantele(1)	$475,000	100%	$475,000	76.50%	$249,711
Rajiv K. Trivedi	$470,000	100%	$470,000	63.75%	$299,625
Mark M. Chloupek	$365,000	100%	$365,000	76.50%	$279,225

(1)	Mr. Cantele’s 2016 annual bonus under the 2016 Cash Bonus Plan was pro-rated to reflect his partial year of service.

Completion Bonus—Messrs. Cline and Forson

In connection with Mr. Cline’s service as Interim President and Chief Executive Officer and Mr. Forson’s service as Interim Chief Financial Officer, on November 12, 2015, Messrs. Cline and Forson were granted an opportunity to earn completion bonuses in the amount of $500,000 for Mr. Cline and $150,000 for Mr. Forson. The amounts of these completion bonuses were based on a multiple of approximately one time each executive’s target annual incentive opportunity for 2015. Mr. Cline was eligible to receive 50% of his completion bonus (the “First Payment”) on the earlier of (i) the Company’s appointment of a permanent Chief Executive Officer and (ii) the regularly scheduled payment date for the Company’s 2015 Cash Bonus Plan bonuses (the “2015 Bonus Payment Date”), subject to continued employment through that date. He was eligible to receive the remaining 50% of his completion bonus on the six-month anniversary of the First Payment, subject to continued employment through that date. Mr. Forson was eligible to receive his First Payment on the earlier of (i) the Company’s appointment of a permanent Chief Financial Officer and (ii) the 2015 Bonus Payment Date, subject to continued employment through that date. He was eligible to receive the remaining 50% of his completion bonus on the six-month anniversary of the First Payment, subject to continued employment through that date. On February 26, 2016 each of Messrs. Cline and Forson received 50% of his respective completion bonus. Messrs. Cline and Forson received the remaining 50% of their respective completion bonuses on August 26, 2016.

Long-Term Equity Compensation

The following description of our long-term equity compensation program focuses on our time-vesting and performance-based equity awards, which reflect our current pay for performance philosophy and approach towards compensation.

2016 Equity Awards

On February 18, 2016, in connection with their appointments as President and Chief Executive Officer and Executive Vice President and Chief Financial Officer, respectively, we made a retention grant of restricted stock to each of Messrs. Cline and Forson with a fair market value as of that date of $1,000,000 and $250,000, respectively. These awards will vest on February 18, 2019, subject to their continued employment through that date. In addition, in March 2016, in connection with our annual review of our compensation for executives, the Compensation Committee determined that it was appropriate to make a retention grant of restricted stock to each of Messrs. Trivedi and Chloupek with a fair market value as of the grant date of $900,000 and $400,000, respectively, which will vest, subject to their continued employment through such date, on March 15, 2019.

Also in March 2016, in connection with our annual review of our compensation for executives, the Compensation Committee determined to grant to each of our NEOs other than Mr. Cantele the following awards under the Amended and Restated La Quinta Holdings Inc. 2014 Omnibus Incentive Plan (the “Omnibus Incentive Plan”): (1) time-vesting restricted stock (“time-vesting restricted stock award”) (45% of the total target value of the March 2016 equity awards) and (2) performance-vesting performance share units (“PSUs”) (55% of the total target value of the March 2016 equity awards); provided that the grant of the PSUs was subject to the approval by our stockholders of Omnibus Incentive Plan at the 2016 Annual Meeting. The relative mix of these two awards reflects the Compensation Committee’s determination to balance our goals of aligning the interests of our executives with that of stockholders and retaining our executives.

Time-Vesting Restricted Stock. The time-vesting restricted stock awards granted in fiscal 2016 vest in three equal annual installments, with the first one-third of the total number of shares granted vesting on December 31, 2016, the second one-third of the total number of shares granted vesting on December 31, 2017, and the remainder of the number of shares granted vesting on December 31, 2018, subject to the executive’s continued employment through the applicable vesting date.

Performance Share Units (“PSUs”). The PSUs granted in fiscal 2016 are settled after the end of the performance period, which begins on January 1, 2016 and ends on December 31, 2018, based on the Company’s total shareholder return relative to the total shareholder returns of members of a peer company group (“relative total shareholder return”), as defined in the PSU agreement. For a description of the peer company group, see “Narrative to Summary Compensation Table and Fiscal 2016 Grants of Plan-Based Awards—Equity Awards—2016 Equity Awards—Performance Share Units (“PSUs”)” below. The actual value of the PSUs that become vested based on the performance measure (relative total shareholder return) is based on an achievement factor which, in each case, ranges from a 33% payout for threshold performance, to 100% for target performance, to 200% for maximum performance. To the extent that performance falls between the applicable threshold, target or maximum levels, payouts will be determined using linear interpolation. In the event that Absolute CAGR TSR (as defined below under “Narrative to Summary Compensation Table and Fiscal 2016 Grants of Plan-Based Awards—Equity Awards—2016 Equity Awards—Performance Share Units (“PSUs”)”) has a negative value, the resulting award is capped at 1.5 times the target award.

The table below sets forth the total target value of the equity awards to our named executive officers approved in March 2016 as well as the target value of the PSU award, assuming that the target level of performance is achieved, and the fair market value on the grant date of the time-vesting restricted stock award.

Name	Total Target Value		Time-Vesting Restricted Stock		Target PSU Value
			Value	Number of Shares
Keith A. Cline	$2,750,000	(1)	$1,237,500	104,785	$1,512,500
James H. Forson	$700,000		$315,000	26,673	$385,000
Rajiv K. Trivedi	$800,000		$360,000	30,483	$440,000
Mark M. Chloupek	$600,000		$270,000	22,862	$330,000
Angelo J. Lombardi	$791,200		$356,040	30,148	$435,160

(1)	The total target value of Mr. Cline’s annual long-term equity award was determined in accordance with the Cline Offer Letter. See “Narrative to Summary Compensation Table and Fiscal 2016 Grants of Plan-Based Awards—Employment Agreements—Mr. Cline.”

In April 2016, in connection with his appointment as our Executive Vice President and Chief Operating Officer and in accordance with the terms of the Cantele Offer Letter, we granted Mr. Cantele an annual long-term incentive award with a total target value of $900,000, consisting of PSUs with a target value of $495,000, assuming that the target level of performance is achieved, and time-vesting restricted stock with a fair market value on the grant date of $405,000; provided that the grant to the PSUs was subject to the approval by our stockholders of the Omnibus Incentive Plan at the 2016 Annual Meeting. The performance period for Mr. Cantele’s PSU award begins on April 25, 2016 and ends on December 31, 2018, but the terms of these awards are otherwise consistent with those described under “—Time-Vesting Restricted Stock” and “—Performance Share Units” above. In addition, in accordance with the terms of the Cantele Offer Letter, we granted Mr. Cantele (1) a retention award of restricted stock with a fair value on the grant date of $250,000 and which vests on April 25, 2017, subject to his continued employment through such date and (2) a retention award of restricted stock with a fair value on the grant date of $200,000 and which vests on April 25, 2019, subject to his continued employment through such date (such awards, the “Cantele Retention Awards”).

Settlement of Previously Granted PSUs

In February 2017, following the completion of the 3-year performance period of April 8, 2014 through December 31, 2016, we settled the PSU awards that were granted in 2014. Performance goals for the 2014 PSU awards were established by the Compensation Committee in June 2014. At the time the performance goals were established, the metrics that were selected were (1) total shareholder return relative to the total shareholder returns of members of a peer company group (“relative TSR”) and (2) absolute compound annual growth rate total shareholder return (“Absolute CAGR TSR”), in each case, as defined in the PSU agreement. The actual value of the PSUs that become vested based on each performance measure (relative total shareholder return and Absolute CAGR TSR) is based on an achievement factor which, in each case, ranges from a 33% payout for threshold performance, to 100% for target performance, to 167% for maximum performance. The threshold, target and maximum goals for these performance measures and the actual performance are shown in the below table:

Measurement	Weighting	Threshold	Target	Maximum	Actual	Earned (% of Target)
Relative TSR	70%	30th percentile	50th percentile	80th percentile	1st percentile	0.0%
Absolute CAGR TSR	30%	7%	10%	13%	-7.28%	0.0%

Based on the Company’s performance as set forth in the chart above, the actual value of the 2014 PSU award was equal to 0% of the target PSU value for each of our NEOs because the Company did not achieve threshold performance for either of the performance measures.

2017 Retention Awards

To encourage and reward the continued focus and energy of certain employees, including our NEOs, on making objective business decisions that are in the best interests of the Company and its stockholders as we pursue the separation of our real estate business from our franchise and management businesses, on January 17, 2017, the Board of Directors adopted and approved the La Quinta Holdings Inc. Retention Bonus Plan (the “Retention Plan”), which provides for the payment of awards to specified eligible employees, including the NEOs, upon the occurrence of a specified date or event.

Under the Retention Plan, the NEOs were granted awards with the following values: $1,875,000 for Mr. Cline; $750,000 for Mr. Forson; $890,625 for Mr. Cantele; $587,500 for Mr. Trivedi; and $912,500 for Mr. Chloupek. These retention awards are payable 50% in cash and 50% in shares of restricted stock. The shares of restricted stock were granted pursuant to the Omnibus Incentive Plan on January 23, 2017, and the number of shares of restricted stock granted was equal the value of the award payable in restricted shares divided by the per share fair value of the Company’s common stock on January 17, 2017.

The cash portion of a retention award is payable, and shares of restricted stock vest, on the earliest to occur of the following, subject, in each case, to an NEO’s continued employment through such date: (i) April 17, 2018; (ii) the date that is six months from the consummation of a significant corporate event (as defined in the Retention Plan); (iii) the date of a NEO’s termination of employment (x) by the Company without cause (as defined in the Retention Plan) at any time following January 17, 2017 or (y) by the NEO with good reason (as defined in the Retention Plan) within the six months prior to, or on or following, a significant corporate event; or (iv) the date of a change in control (as defined in the Retention Plan).

Other Benefits and Perquisites

Our executives, including our NEOs, are eligible for specified benefits, such as group health, dental and disability insurance and basic life insurance premiums. These benefits are intended to provide competitive and adequate protection in case of sickness, disability or death. In addition, we generally provide specified perquisites to our NEOs, when determined to be necessary and appropriate, including employer-paid executive physical examinations and car allowances. The value of perquisites and other personal benefits are reflected in the “All Other Compensation” column of the “Summary Compensation Table” and the accompanying footnote. We believe that these benefits are competitive in our industry and consistent with our overall compensation philosophy.

Retirement Benefits

The Company maintains a tax-qualified 401(k) plan in which all of our corporate employees, including our NEOs, are eligible to participate and under which the Company matches each employee’s contributions dollar-for-dollar up to 3% of such employee’s eligible earnings and $0.50 for every $1.00 for the next 2% of the employee’s eligible earnings. The maximum match available under the 401(k) plan is 4% of the employee’s eligible earnings. All matching contributions by us are always fully vested.

Severance Benefits

The terms of the Cline Offer Letter as well as Mr. Chloupek’s employment agreement provide severance protection to Mr. Cline and Mr. Chloupek, respectively, in the case of specified qualifying termination events. In recognition of Mr. Lombardi’s service to the Company and as inducement for his service as a consultant to ensure a smooth transition of his role to Mr. Cantele, in April, 2016 we also entered into a Separation and Consulting Agreement with Mr. Lombardi in connection with his departure which provided for severance terms and consulting fees. The severance payments under these agreements are contingent upon the affected executive’s execution of a release of claims and compliance with specified post-termination restrictive covenants. In addition, each of our equity award agreements contains severance provisions. See “Potential Payments Upon Termination or Change in Control” for descriptions of payments to be made under these agreements.

Executive Severance Plan Adopted in 2017

To encourage and reward our executives’ continued focus and energy on making objective business decisions that are in the best interests of the Company and its stockholders as we pursue the separation of our real estate business from our franchise and management businesses and to provide greater certainty regarding executive pay obligations in the context of planning and negotiating any potential corporate transactions, on January 17, 2017, the Board of Directors adopted and approved the La Quinta Holdings Inc. Executive Severance Plan (the “Severance Plan”) for employees of the Company at the level of Vice President and above, including the NEOs. The Severance Plan provides for payment of severance and other benefits to eligible executives, including the NEOs, in the event of a termination of employment with the Company without cause or for good reason (each as defined in the Severance Plan), or in the event of a termination with the Company as a result of retirement, death, or disability (as such terms are defined in the Severance Plan), in each case, subject to the (i) executive’s execution and non-revocation of a general release of claims in favor of the Company and

(ii) continued compliance with the executive’s confidentiality, non-interference and invention assignment obligations to the Company. See “Potential Payments Upon Termination or Change in Control—Executive Severance Plan Adopted in 2017.”

Clawback Policy

We have adopted a clawback policy for incentive compensation plans. The Compensation Committee determined that it may be appropriate to recover annual and/or long-term incentive compensation in specified situations. Under the policy, if the Compensation Committee determines that incentive compensation of its current and former Section 16 officers (or any other employee designated by the Board of Directors or the Compensation Committee) was overpaid, in whole or in part, as a result of a restatement of the reported financial results of the Company or any of its segments due to material non-compliance with financial reporting requirements (unless due to a change in accounting policy or applicable law), and such restatement was caused or contributed, directly or indirectly, by such employee’s fraud, willful misconduct or gross negligence, then the Compensation Committee will determine, in its discretion, whether to seek to recover or cancel any overpayment of incentive compensation paid or awarded during the three-year period preceding the date on which the Company is required to prepare the restatement.

Stock Ownership Policy

We have an executive stock ownership policy for our NEOs, which provides the following guidelines relating to stock ownership by each of our NEOs within five years of the later of (x) the date on which we made our first broad-based equity incentive grants following our initial public offering (which was June 11, 2014) or (y) the date he or she first becomes subject to the stock ownership policy:

•	Chief Executive Officer: 4 times base salary

•	All other executive officers: 2 times base salary

The NEOs each currently have stock ownership that meets the levels shown above.

Hedging and Pledging Policies

The Company’s Insider Trading Policy requires executive officers and directors to consult the Company’s General Counsel prior to engaging in transactions involving the Company’s securities. In order to protect the Company from exposure under insider trading laws, executive officers and directors are encouraged to enter into pre-programmed trading plans under Exchange Act Rule 10b5-1. The Company’s Insider Trading Policy prohibits directors and executive officers from hedging or monetization transactions including, but not limited to, through the use of financial instruments such as exchange funds, variable forward contracts, equity swaps, puts, calls, and other derivative instruments, or through the establishment of a short position in the Company’s securities. The Company’s Insider Trading Policy limits the pledging of Company securities to those situations approved by the Company’s General Counsel.

Risk Assessment

The Compensation Committee believes that the design and objectives of our executive compensation program provide an appropriate balance of incentives for executives and avoid inappropriate risks. In this regard, our executive compensation program includes, among other things, the following design features:

•	Balances a mix of fixed versus variable, at-risk compensation;

•	Balances a mix of short-term cash and long-term equity incentive compensation;

•	Incentive plans establish caps on award payouts;

•	Provides that variable compensation is based on a variety of qualitative and quantitative performance goals;

•	Provides for a clawback of executive compensation in specified circumstances; and

•	Executive stock ownership policy.

Tax and Accounting Considerations

The Compensation Committee recognizes the tax and regulatory factors that can influence the structure of executive compensation programs. Section 162(m) of the Code (“Section 162(m)”) will limit the Company’s federal income tax deduction for compensation in excess of $1 million paid to NEOs except for the Chief Financial Officer. However, performance-based compensation can be excluded from the limitation as long as specified requirements are met.

We expect that the Compensation Committee will take the deductibility limitations of Section 162(m) into account in its compensation decisions; however, the Compensation Committee may, in its judgment, authorize compensation payments that are not exempt under Section 162(m) when it believes that such payments are appropriate to attract or retain talent.

The Compensation Committee also considers the accounting implications of the various elements of our compensation program, including the impact on our financial results and the dilutive impact to stockholders of various forms of compensation.

Tabular Executive Compensation Disclosure

Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of our NEOs for the fiscal years indicated.

Name and principal position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Keith A. Cline	2016	714,984	500,000	3,785,707	337,500	15,097	5,353,288
President and Chief Executive Officer(7)	2015 2014	479,912 414,493	— —	1,252,750 5,295,559	227,976 678,960	14,767 10,925	1,975,405 6,399,937

James H. Forson	2016	383,607	150,000	959,100	306,000	11,742	1,810,449
Executive Vice President and Chief Financial Officer and Treasurer(8)	2015	272,986	—	279,838	64,900	15,276	633,000

John W. Cantele	2016	326,420	—	1,494,309	249,711	142,918	2,213,358
Executive Vice President and Chief Operating Officer

Rajiv K. Trivedi	2016	470,000	—	1,710,393	299,625	27,979	2,507,997
Executive Vice President and Chief Development Officer	2015 2014	467,315 398,288	— 18,900	885,606 6,539,411	199,327 588,600	27,350 45,831	1,579,598 7,591,030

Mark M. Chloupek	2016	365,000	—	1,007,793	279,225	27,713	1,679,731
Executive Vice President, Secretary and General Counsel	2015 2014	362,986 329,315	— —	632,526 1,860,143	172,280 516,600	27,849 36,387	1,195,641 2,742,445

Angelo J. Lombardi	2016	133,552	—	801,478	—	1,064,064	1,999,094
Former Executive Vice President and Chief Operating Officer	2015 2014	467,315 398,288	— —	885,606 6,300,337	137,240 654,750	83,251 83,557	1,573,412 7,436,932

(1)	The base salary of Messrs. Cline and Forson was increased on February 18, 2016 as follows: in the case of Mr. Cline, from $483,000 to $750,000; in the case of Mr. Forson, from $275,000 to $400,000. Mr. Cantele’s base salary was prorated for the portion of 2016 he was employed by us. Mr. Lombardi stepped down as our Executive Vice President and Chief Operating Officer effective April 14, 2016.
(2)	Amounts shown in this column for Messrs. Cline and Forson represent their respective completion bonuses. See “Compensation Discussion and Analysis—Elements of Compensation—Completion Bonus—Messrs. Cline and Forson.”
(3)	Represents the aggregate grant date fair value of stock awards granted during fiscal 2016, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“Topic 718”), without taking into account estimated forfeitures. The fiscal 2016 stock awards consist of the grants of time-vesting restricted stock awards and PSUs. Terms of the fiscal 2016 stock awards are summarized under “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Compensation” above and in the “Narrative to Summary Compensation Table and Fiscal 2016 Grants of Plan-Based Awards” below. The assumptions made when calculating the amounts are found in Note 16: “Equity-Based Compensation” to our Consolidated Financial Statements in Part II, Item 8 of our 2016 10-K. The final PSU value of the PSUs granted in fiscal 2016 will be determined subject to achievement under the relative total shareholder return measure. As the PSUs are only subject to market conditions and a service period requirement as defined under Topic 718, they have no maximum grant date fair values that differ from the fair values presented in the table.

(4)	In connection with our initial public offering, all the units (the “Units”) in LQ Services L.L.C., which prior to our initial public offering held interests in the Predecessor Entities (as defined and described under “Basis of Presentation” in Note 1 of our 2016 10-K), previously granted to our NEOs were converted (the “Conversions”) into vested shares of our common stock and unvested shares of our restricted stock. While the Conversions related to Units outstanding prior to our initial public offering (as described under “Basis of Presentation” in Note 1 of our 2016 10-K), amounts reported in this column for fiscal 2014 include the grant date fair value, computed in accordance with Topic 718 without taking into account estimated forfeitures, of the vested shares of our common stock and unvested shares of our restricted stock received by our NEOs in connection with the Conversions as follows: $2,815,880 for Mr. Cline; $3,887,611 for Mr. Trivedi; $2,690,012 for Mr. Chloupek; and $3,709,162 for Mr. Lombardi.
(5)	Amounts in this column for fiscal 2016 include the amounts earned under the annual bonus plan. See “Compensation Discussion and Analysis—Elements of Compensation—2016 Annual Cash Incentive Compensation.”
(6)	All other compensation for 2016 includes 401(k) matching contributions of $10,600 for each of Messrs. Cline, Forson, Trivedi and Chloupek, $1,375 for Mr. Cantele and $7,520 for Mr. Lombardi. In addition, for Mr. Lombardi, the amounts include severance payments of $940,000, payment for accrued but unused vacation days of $36,154 and consulting fees of $80,000. For Mr. Cantele, the amounts include reimbursement of relocation expenses of $101,636 and a tax gross-up related to such reimbursement of $39,419. For each of our NEOs, perquisites and other personal benefits included employer-paid long-term disability insurance and employer-paid life insurance. In addition, for Messrs. Cline, Trivedi and Chloupek, perquisites and other personal benefits included the employer-paid executive physical; and for Messrs. Trivedi and Chloupek, a car allowance.
(7)	In fiscal 2016, Mr. Cline served as Interim President and Chief Executive Officer until February 18, 2016, when he was appointed as our President and Chief Executive Officer.
(8)	In fiscal 2016, Mr. Forson served as our Interim Chief Financial Officer, Senior Vice President, Chief Accounting Officer and Treasurer until February 18, 2016, when he appointed as our Executive Vice President, Chief Financial Officer and Treasurer.

Fiscal 2016 Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards to our NEOs during the fiscal year ended December 31, 2016.

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name	Award Type	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Keith A. Cline	2016 Cash Bonus Plan			112,500	750,000	1,125,000
	Retention Restricted Stock Grant	02/18/2016	02/18/2016							93,458	1,000,001
	Time-Vesting Restricted Stock Grant	03/17/2016	03/17/2016							104,785	1,237,511
	Performance Share Units Grant	05/19/2016	03/17/2016				35,275	106,891	213,782		1,548,195
James H. Forson	2016 Cash Bonus Plan			15,000	400,000	600,000
	Retention Restricted Stock Grant	02/18/2016	02/18/2016							23,365	250,006
	Time-Vesting Restricted Stock Grant	03/17/2016	03/17/2016							26,673	315,008
	Performance Share Units Grant	05/19/2016	03/17/2016				8,979	27,209	54,418		394,086
John W. Cantele	2016 Cash Bonus Plan			34,274	326,420	489,630
	Restricted Stock Grant	05/03/2016	05/03/2016							20,227	250,006
	Retention Restricted Stock Grant	05/03/2016	05/03/2016							16,182	200,010
	Time-Vesting Restricted Stock Grant	05/03/2016	05/03/2016							32,767	405,000
	Performance Share Units Grant	05/19/2016	05/03/2016				13,891	42,092	84,184		639,293
Rajiv K. Trivedi	2016 Cash Bonus Plan			17,625	470,000	705,000
	Retention Restricted Stock Award	03/17/2016	03/17/2016							76,207	900,005
	Time-Vesting Restricted Stock Grant	03/17/2016	03/17/2016							30,483	360,004
	Performance Share Units Grant	05/19/2016	03/17/2016				10,262	31,096	62,192		450,384
Mark M. Chloupek	2016 Cash Bonus Plan Retention Restricted			13,688	365,000	547,500
	Stock Award	03/17/2016	03/17/2016							33,870	400,005
	Time-Vesting Restricted Stock Grant	03/17/2016	03/17/2016							22,862	270,000
	Performance Share Units Grant	05/19/2016	03/17/2016				7,697	23,332	46,644		337,788
Angelo J. Lombardi	2016 Cash Bonus Plan Time-Vesting			23,265	470,000	705,000
	Restricted Stock Grant	03/17/2016	03/17/2016							30,148	356,048
	Performance Share Units Grant	05/19/2016	03/17/2016				10,149	30,754	61,508		445,430

(1)	Reflects the possible payouts of cash incentive compensation under the 2016 Cash Bonus Plan. The actual amounts paid are reflected in the “Non-Equity Inventive Plan Compensation” column of the “Summary Compensation Table” and described in “Compensation Discussion and Analysis—Elements of Compensation—2016 Annual Cash Incentive Compensation” above. Amounts shown for Mr. Cantele reflect the proration of his award for his partial year of service in 2016.
(2)	Reflects PSU grants, the terms of which are summarized in the narrative below and under “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Compensation” above. The number of shares shown in the table was determined for our NEOs other than Mr. Cantele by dividing the threshold, target, and maximum value of the PSU award by the 20-day trailing average closing price of the Company’s common stock on December 31, 2015 ($14.15 per share). For Mr. Cantele, the number of shares shown in the table was determined by dividing the threshold, target and maximum value of the PSU award by $11.76 per share which was the closing price of our common stock on April 25, 2016.
(3)	Reflects retention restricted stock grants and time-vesting restricted stock grants, the terms of which are summarized under “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Compensation” above.
(4)	Represents the grant date fair value of each equity award computed in accordance with Topic 718, without taking into account estimated forfeitures.

Narrative to Summary Compensation Table and Fiscal 2016 Grants of Plan-Based Awards

Employment Agreements

In connection with his appointment as President and Chief Executive Officer, we entered into the Cline Offer Letter, dated February 18, 2016, with Mr. Cline. In connection with his appointment as Executive Vice President and Chief Operating Officer, we entered into the Cantele Offer Letter, dated April 13, 2016, with Mr. Cantele. We also entered into an employment agreement, dated as of August 20, 2003, as amended August 17, 2005, with Mr. Chloupek. We do not have employment agreements with any of our other NEOs. For a description of the provisions of the Cline Offer Letter and Mr. Chloupek’s employment agreement related to payments upon termination of employment or a change in control, see “Potential Payments Upon Termination or Change in Control” below.

Mr. Cline

In connection with his appointment as President and Chief Executive Officer in February 2016, the Compensation Committee and the Board, after consultation with Meridian, approved the following compensation arrangement, reflected in the Cline Offer Letter, for Mr. Cline:

•	Base salary of $750,000, subject to increase (but not decrease).

•	Target annual cash incentive opportunity equal to 100% of his base salary.

•	Target long-term incentive opportunity of $2.75 million for the 2016 fiscal year.

Mr. Cantele

In connection with his appointment as Executive Vice President and Chief Operating Officer, the Company entered into the Cantele Offer Letter with Mr. Cantele. The Cantele Offer Letter provides that Mr. Cantele will be the Company’s Executive Vice President and Chief Operating Officer with the following compensation and benefits: (i) an annual base salary of $475,000, subject to increase (but not decrease); (ii) an annual bonus opportunity with a target amount equal to 100% of his base salary, with the actual bonus amount based upon achievement of Company and individual performance targets established by the Compensation Committee for the fiscal year to which the bonus relates; provided that, the annual bonus for the 2016 fiscal year would be pro-rated to reflect Mr. Cantele’s partial year of service; (iii) eligibility to receive annual grants under the Company’s long-term incentive program in amounts and in a form determined by the Compensation Committee; provided that, for the 2016 fiscal year, Mr. Cantele’s long-term incentive award would have a target value of $900,000; (iv) a grant of restricted stock with a grant date target value equal to $250,000 and which vests on the first anniversary of the date of grant; (v) a grant of restricted stock with a grant date target value equal to $200,000 and which vests on the third anniversary of the date of grant; and (vi) in connection with Mr. Cantele’s relocation to Texas, benefits under the Company’s Corporate Vice President & Above relocation policy.

Mr. Chloupek

Mr. Chloupek’s employment agreement, dated as of August 20, 2003, as amended August 17, 2005, provides that he is to serve as Senior Vice President, is eligible to receive a base salary (which was increased to $365,000 as of February 19, 2015), and is eligible to receive a cash incentive compensation award, which amounts shall be determined by the Compensation Committee. The employment agreement provides for an initial three-year employment term that extends automatically for additional one-year periods, unless we or Mr. Chloupek elects not to extend the term.

Equity Awards

2016 Equity Awards—Restricted Stock

On February 18, 2016, we made retention restricted stock grants to each of Messrs. Cline and Forson and on March 17, 2016, we made retention restricted stock grants to each of Messrs. Trivedi and Chloupek. For a description of these awards, see “Compensation Discussion and Analysis—Long-Term Equity Compensation” above. The vesting terms of these retention restricted stock awards upon a termination or change in control are summarized below in “Potential Payments Upon Termination or Change in Control.”

On March 17, 2016, we granted the time-vesting restricted stock awards pursuant to our long-term incentive plan to each of our NEOs. For a description of these awards, see “Compensation Discussion and Analysis—Long-Term Equity Compensation” above. The vesting terms of the time-vesting restricted stock awards upon termination or a change in control are summarized below in “Potential Payments Upon Termination or Change in Control.”

On May 3, 2016, in connection with Mr. Cantele’s appointment as our Executive Vice President and Chief Operating Officer, we granted a time-vesting restricted stock award pursuant to our long-term incentive plan and the Cantele Retention Awards to Mr. Cantele. The vesting terms of these restricted stock awards upon a termination or change in control are summarized below in “Potential Payments Upon Termination or Change in Control.”

2016 Equity Awards—Performance Share Units (“PSUs”)

On May 19, 2016, we granted PSUs pursuant to our long-term incentive plan to each of our NEOs, which awards are described generally above under “Compensation Discussion and Analysis—Long-Term Equity Compensation.” The vesting terms of the PSUs upon an executive’s termination or a change in control are summarized in “Potential Payments Upon Termination or Change in Control” below. The grants of PSUs that we made in 2016, other than the grant to Mr. Cantele, have a performance period beginning on January 1, 2016 and ending on December 31, 2018. The grant of PSUs that we made to Mr. Cantele in 2016 has a performance period beginning on April 25, 2016 and ending on December 31, 2018. The Compensation Committee determined that the compensation opportunity under these grants will be based on relative total shareholder return over the performance period. The Compensation Committee believes that the performance goals described below for the PSUs are reasonably attainable, yet provide an appropriate incentive to maximize our performance and shareholder value. The Compensation Committee believes that achievement of maximum performance against the relative total shareholder return goal would require exceptional corporate performance over the performance period.

Relative Total Shareholder Return. The final PSU value will be determined at the end of the performance period based upon the Company’s total shareholder return, calculated as set forth below, as compared to the total shareholder return of the comparison companies listed below.

The Company’s total shareholder return performance (“Absolute CAGR TSR”) is calculated as the compounded annual growth rate (“CAGR”), expressed as a percentage (rounded to the nearest tenth of a percentage (0.1%)), in the value per share of common stock during the performance period due to the appreciation in the price per share of our common stock and dividends paid during the performance period (assuming dividends are reinvested).

In order to compare the Company’s total shareholder return with that of our comparison companies, each company is ranked in order of its total shareholder return. The Company’s percentile rank among the comparison companies results in an achievement factor that is then used to determine the final PSU value as follows:

Performance Level	Percentage of Target PSU Value that Vests
Maximum	200%
Target	100%
Threshold	33%
Below Threshold	0%

To the extent that the individual performance falls between the applicable threshold, target or maximum levels, payouts will be determined using linear interpolation. In the event that Absolute CAGR TSR has a negative value, the resulting award will be capped at 1.5 times the target award.

For the fiscal 2016 grants, the following comparison companies are used for measuring relative total shareholder return for the PSUs. Only such companies that are public throughout the entire performance period will be included for purposes of the final calculation. The criteria used for selecting the PSU comparison group was similar in nature to the Peer Group used to benchmark our executive compensation. However, for this comparison group, we narrowed the criteria used to only hospitality/lodging companies (or REITs) and those companies for which we believe we compete for shareholder dollars.

Choice Hotels International Inc.	LaSalle Hotel Properties

Clubcorp Holdings, Inc.	Marcus Corporation

DiamondRock Hospitality Co.	Marriott International, Inc.

Extended Stay America Inc.	RLJ Lodging Trust

Hersha Hospitality Trust	Ryman Hospitality Properties, Inc.

Hilton Worldwide Holdings	Starwood Hotels & Resorts Worldwide, Inc.

Hospitality Properties Trust	Summit Hotel Properties, Inc.

Host Hotels & Resorts, Inc.	Vail Resorts, Inc.

Hyatt Hotels Corporation	Wyndham Worldwide Corporation

InterContinental Hotels Group PLC

Once calculated, the final PSU value will be delivered to the executive, subject to the executive’s continued employment through the date of determination, in the form of a number of shares of our common stock determined by dividing the final PSU value by the 20-day trailing average closing price of our common stock on the first day of the performance period; however, because markets were not open on January 1, 2016, for our NEOs other than Mr. Cantele, it is determined by the 20-day trailing average closing price of the Company’s common stock on December 31, 2015 ($14.15 per share). For Mr. Cantele, it is determined by dividing the final PSU value by $11.76 per share, which was the closing price of our common stock on April 25, 2016.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table sets forth information regarding outstanding equity awards made to our NEOs as of December 31, 2016.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Keith A. Cline	192,994	2,742,445	48,076	683,160
James H. Forson	48,390	687,622	11,839	168,233
John W. Cantele	58,253	827,775	13,891	197,391
Rajiv K. Trivedi	125,089	1,777,515	19,312	274,424
Mark M. Chloupek	68,739	976,781	14,161	201,227
Angelo J. Lombardi(4)	—	—	—	—

(1)	Consists of the following outstanding shares of our restricted stock:

Name	Award	Grant Date	Number	Vesting
Mr. Cline	Retention Restricted Stock	6/11/2014	25,423	In full on June 1, 2017
	Retention Restricted Stock	2/18/2016	93,458	In full on February 18, 2019
	Time-Vesting Restricted Stock	2/19/2015	4,257	In full on December 31, 2017
	Time-Vesting Restricted Stock	3/17/2016	69,856	Ratably on December 31, 2017 and December 31, 2018
Mr. Forson	Retention Restricted Stock	6/11/2014	6,292	In full on June 1, 2017
	Retention Restricted Stock	2/18/2016	23,365	In full on February 18, 2019
	Time-Vesting Restricted Stock	2/19/2015	951	In full on December 31, 2017
	Time-Vesting Restricted Stock	3/17/2016	17,782	Ratably on December 31, 2017 and December 31, 2018
Mr. Cantele	Retention Restricted Stock	5/3/2016	16,182	In full on April 25, 2019
	Retention Restricted Stock	5/3/2016	20,227	In full on April 25, 2017
	Time-Vesting Restricted Stock	5/3/2016	21,844	Ratably on December 31, 2017 and December 31, 2018
Mr. Trivedi	Retention Restricted Stock	6/11/2014	25,551	In full on June 1, 2017
	Retention Restricted Stock	3/17/2016	76,207	In full on March 15, 2019
	Time-Vesting Restricted Stock	2/19/2015	3,009	In full on December 31, 2017
	Time-Vesting Restricted Stock	3/17/2016	20,322	Ratably on December 31, 2017 and December 31, 2018
Mr. Chloupek	Retention Restricted Stock	6/11/2014	17,479	In full on June 1, 2017
	Retention Restricted Stock	3/17/2016	33,870	In full on March 15, 2019
	Time-Vesting Restricted Stock	2/19/2015	2,149	In full on December 31, 2017
	Time-Vesting Restricted Stock	3/17/2016	15,241	Ratably on December 31, 2017 and December 31, 2018

(2)	Values determined based on December 30, 2016 closing market price of our common stock of $14.21 per share.

(3)	Consists of the following outstanding PSUs:

Name	Grant Date	Number	Market Value ($)
Mr. Cline	2/19/2015	12,801	181,902
	5/19/2016	35,275	501,258
Mr. Forson	2/19/2015	2,860	40,641
	5/19/2016	8,979	127,592
Mr. Cantele	5/19/2016	13,891	197,391
Mr. Trivedi	2/19/2015	9,050	128,601
	5/19/2016	10,262	145,823
Mr. Chloupek	2/19/2015	6,464	91,853
	5/19/2016	7,697	109,374

The PSUs granted on February 19, 2015 will vest, if at all, based on the Company’s achievement of the relative total shareholder return performance measure with respect to the period beginning on January 1, 2015 and ending on December 31, 2017, as determined by the Compensation Committee following the end of fiscal 2017. As of December 31, 2016, the achievement level with respect to relative total shareholder return was below threshold. Accordingly, the number and value of PSUs reported in the table reflect amounts based on threshold performance for relative total shareholder return. The actual number of shares that will be distributed with respect to the PSUs is not yet determinable.

The PSUs granted on May 19, 2016 will vest, if at all, based on the Company’s achievement of the relative total shareholder return performance measure with respect to the period beginning on January 1, 2016 and ending on December 31, 2018 for all of our NEOs other than Mr. Cantele, and with respect to the period beginning on April 25, 2016 and ending on December 31, 2018 for Mr. Cantele, as determined by the Compensation Committee following the end of fiscal 2018. The terms of the PSUs are summarized above in “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Compensation” and “Narrative to Summary Compensation Table and Fiscal 2016 Grants of Plan-Based Awards” table above. As of December 31, 2016, the achievement level with respect to relative total shareholder return was below threshold. Accordingly, the number and value of PSUs reported in the table reflect amounts based on threshold performance for relative total shareholder return. The actual number of shares that will be distributed with respect to the PSUs is not yet determinable.

(4)	All of Mr. Lombardi’s outstanding equity awards either vested or were forfeited in connection with his departure as our Executive Vice President and Chief Operating Officer on April 14, 2016.

Fiscal 2016 Option Exercises and Stock Vested

The following table provides information regarding shares that vested during fiscal 2016 for our NEOs.

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Keith A. Cline	69,120	926,771
James H. Forson	17,017	228,093
John W. Cantele	10,923	155,216
Rajiv K. Trivedi	42,030	541,545
Mark M. Chloupek	29,822	385,666
Angelo J. Lombardi	65,308	830,718

(1)	Reflects shares of our common stock vested upon the vesting of restricted stock during fiscal 2016, as further described below.

	Award	Number	Vesting Date
Mr. Cline	Retention Restricted Stock	25,424	6/1/2016
	Time-Vesting Restricted Stock Granted in 2014	4,510	12/31/2016
	Time-Vesting Restricted Stock Granted in 2015	4,257	12/31/2016
	Time-Vesting Restricted Stock Granted in 2016	34,929	12/31/2016
Mr. Forson	Retention Restricted Stock	6,293	6/1/2016
	Time-Vesting Restricted Stock Granted in 2014	882	12/31/2016
	Time-Vesting Restricted Stock Granted in 2015	951	12/31/2016
	Time-Vesting Restricted Stock Granted in 2016	8,891	12/31/2016
Mr. Cantele	Time-Vesting Restricted Stock Granted in 2016	10,923	12/31/2016
Mr. Trivedi	Retention Restricted Stock	25,551	6/1/2016
	Time-Vesting Restricted Stock Granted in 2014	3,309	12/31/2016
	Time-Vesting Restricted Stock Granted in 2015	3,009	12/31/2016
	Time-Vesting Restricted Stock Granted in 2016	10,161	12/31/2016
Mr. Chloupek	Retention Restricted Stock	17,479	6/1/2016
	Time-Vesting Restricted Stock Granted in 2014	2,573	12/31/2016
	Time-Vesting Restricted Stock Granted in 2015	2,149	12/31/2016
	Time-Vesting Restricted Stock Granted in 2016	7,621	12/31/2016
Mr. Lombardi	Retention Restricted Stock	48,940	4/14/2016
	Time-Vesting Restricted Stock Granted in 2014	3,309	4/14/2016
	Time-Vesting Restricted Stock Granted in 2015	3,009	4/14/2016
	Time-Vesting Restricted Stock Granted in 2016	10,050	4/14/2016

(2)	Reflects the aggregate market value of shares of our common stock vested on the applicable date(s) of vesting.

2016 Pension Benefits

We have no pension benefits for our executive officers.

2016 Non-Qualified Deferred Compensation

We have no non-qualified defined contribution or other non-qualified compensation plans for executive officers.

Potential Payments Upon Termination or Change in Control

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and contractual agreements to which the named executive officers would have been entitled if a termination of employment or change in control occurred on December 30, 2016, which was the last business day of fiscal 2016. All equity awards have been calculated using the closing stock price of our common stock on December 30, 2016 of $14.21. A description of the provisions governing such payments under our agreements and any material conditions or obligations applicable to the receipt of payments are described below under “Description of Termination and Change in Control Provisions.”

Executive Payment Elements	Involuntary Termination Without Cause	Termination for Good Reason	Death	Disability	Change-in- Control (Single- Trigger)	Termination in Connection with a Change-in- Control
Keith A. Cline
Cash Severance(a)	$2,695,735	$2,695,735	—	—	—	$2,695,735
Equity Awards(b)	$2,246,118	$2,246,118	$2,742,445	$2,742,445	$361,261	$2,742,445
Health & Welfare(c)	—	—	—	—	—	—
Excise Tax Gross-Up(d)	N/A	N/A	N/A	N/A	—	—
Total Benefit	$4,941,853	$4,941,853	$2,742,445	$2,742,445	$361,261	$5,438,180
James H. Forson
Cash Severance(a)	—	—	—	—	—	—
Equity Awards(b)	$561,281	$561,281	$687,622	$687,622	$89,409	$687,622
Health & Welfare(c)	—	—	—	—	—	—
Excise Tax Gross-Up(d)	N/A	N/A	N/A	N/A	—	—
Total Benefit	$561,281	$561,281	$687,622	$687,622	$89,409	$687,622
John W. Cantele
Cash Severance(a)	—	—	—	—	—	—
Equity Awards(b)	$764,399	$764,399	$919,601	$919,601	$358,874	$1,186,650
Health & Welfare(c)	—	—	—	—	—	—
Excise Tax Gross-Up(d)	N/A	N/A	N/A	N/A	—	—
Total Benefit	$764,399	$764,399	$919,601	$919,601	$358,874	$1,186,650
Rajiv K. Trivedi
Cash Severance(a)	—	—	—	—	—	—
Equity Awards(b)	$1,633,127	$1,633,127	$1,777,515	$1,777,515	$363,080	$1,777,515
Health & Welfare(c)	—	—	—	—	—	—
Excise Tax Gross-Up(d)	N/A	N/A	N/A	N/A	—	—
Total Benefit	$1,633,127	$1,633,127	$1,777,515	$1,777,515	$363,080	$1,777,515
Mark M. Chloupek
Cash Severance(a)	$1,367,857	$1,367,857	$1,367,857	$1,367,857	—	$1,367,857
Equity Awards(b)	$770,054	$770,054	$878,334	$878,334	$149,930	$878,334
Health & Welfare(c)	$26,894	$26,894	$26,894	$26,894	—	$26,894
Excise Tax Gross-Up(d)	N/A	N/A	N/A	N/A	—	N/A
Total Benefit	$2,164,805	$2,164,805	$2,273,085	$2,273,085	$149,930	$2,273,085

(a)	Cash Severance: The amount of any cash severance payment (e.g., base salary, annual bonus, and pro-rata non-equity incentive plan compensation payments). For Mr. Cline, severance has been reduced by $304,265 to avoid excise tax.
(b)	Equity Awards: Represents accelerated vesting of restricted stock and PSUs. For PSU awards, the amount represents the potential payout assuming the performance period ended on December 30, 2016 and is based on actual performance as of that date.
(c)	Health & Welfare: For Mr. Chloupek, assumes health and welfare benefit continuation for 12 months. Mr. Chloupek’s benefit value represents both company paid and employee paid premiums.
(d)	Excise Tax Gross-Up: In the event of a termination in connection with a change in control, Mr. Chloupek is entitled to an excise tax gross-up payment. Mr. Chloupek is not in an excise tax position and therefore would not receive an excise tax gross-up payment.

Mr. Lombardi

Mr. Lombardi stepped down as our Executive Vice President and Chief Operating Officer effective April 14, 2016. In connection with Mr. Lombardi’s departure, the Company entered into a Separation, Consulting and Release Agreement, dated effective as of April 14, 2016 (the “Separation and Consulting Agreement”), with

Mr. Lombardi. Pursuant to the Separation and Consulting Agreement, subject to non-revocation of a general release and waiver of claims in favor of the Company, Mr. Lombardi was entitled to the following:

Executive Payment Elements
Cash Severance(a)	$940,000
Equity Awards(b)	$830,718
Accrued and Unpaid Vacation Time(c)	$36,154
Consulting Fees(d)	$80,000
Total Benefit	$1,926,872

(a)	Mr. Lombardi was entitled to an aggregate cash severance amount equal to one time the sum of Mr. Lombardi’s base salary and annual target bonus, to be paid in substantially equal installments over the 12-month period following the date of Mr. Lombardi’s departure (such date, the “Departure Date”).
(b)	Represents accelerated vesting of 65,309 shares of restricted stock and no shares of the Company’s common stock in respect of Mr. Lombardi’s PSU awards. The amount that vested with respect to the PSU awards represents the potential payout assuming the performance period ended on April 14, 2016 and is based on actual performance as of that date.
(c)	Represents 160 hours of vacation time for 2016 that Mr. Lombardi accrued but did not use prior to the Departure Date.
(d)	Represents consulting fees for two months.

The Separation and Consulting Agreement also contains restrictive covenants, including a non-competition covenant and non-solicitation covenant, each with a six-month duration, and a non-disparagement covenant. In addition, the Separation and Consulting Agreement contains certain rights of indemnification.

Description of Termination and Change in Control Provisions

The following is a description of the provisions governing the payments set forth above under our employment agreements and equity awards, as well as any material conditions or obligations applicable to the receipt of payments.

Employment Agreement Provisions

Mr. Cline. The Cline Offer Letter provides that Mr. Cline would participate in any executive severance plan in which all senior executives of the Company would participate, in the event that any such plan was adopted. Pursuant to the Cline Offer Letter, if Mr. Cline’s employment terminated prior to the adoption by the Company of an executive severance plan, and if such termination was by the Company without Cause or by Mr. Cline with Good Reason (as each term is defined in the Company’s Form of Restricted Stock Grant Notice (Retention Award)), subject to Mr. Cline’s execution of a release of claims in favor of the Company and its affiliates and an agreement to comply with standard non-disclosure and non-competition covenants (which covenants will not extend more than 24 months following the date of termination), Mr. Cline would be entitled to severance in an amount of two times the sum of his base salary and target bonus (the “Severance Floor Amount”), payable in a lump sum within 30 days from his termination. In the event that the Company adopted an executive severance plan, however, subject to the Severance Floor Amount, such plan would exclusively govern Mr. Cline’s severance entitlements.

Mr. Chloupek. Pursuant to the terms of Mr. Chloupek’s employment agreement, upon a termination by us without cause or by Mr. Chloupek for good reason, and subject to his signing a general release of claims and his continued compliance with the restrictive covenants described below, he is entitled to severance payments in an amount equal to one and one-half times the sum of his average (A) annual base salary and (B) incentive compensation, in each case over the three immediately preceding fiscal years, payable over the 18-month period after his date of termination of employment (the “Severance Amount”). In the event Mr. Chloupek commences any employment during the 12-month period following the date of his termination of employment, we are entitled to reduce his remaining Severance Amount by 50% of the amount of any cash compensation received by him during such period. In addition, if Mr. Chloupek commences any employment after the six-month period following the first anniversary of his termination of employment, we are entitled to reduce his remaining Severance Amount by 25% of the amount of any cash compensation received by him during such period.

In the event of Mr. Chloupek’s termination of employment without cause, for good reason or due to death or disability, Mr. Chloupek is entitled to receive his prorated bonus in a lump sum payment at the rate of his bonus for the fiscal year of his termination. In the event that such termination of employment occurs within the first six months of the year, his prorated bonus will not exceed 50% of the maximum bonus which he could have been paid in the year immediately preceding the year of his termination of employment. In addition, he (other than in the case of his death), his spouse and his eligible dependents are entitled to receive continued healthcare coverage for one year following such termination.

If, within 12 months after a change in control, Mr. Chloupek’s employment is terminated without cause or for good reason, his employment agreement provides for the payment of the Severance Amount over the 18-month period after the date of termination, however, the Company does not have the right to set off any amounts received by Mr. Chloupek from a new employer if he commences employment within such 18 month-period. In the event Mr. Chloupek is terminated within 12 months following a change in control, he, his spouse and his eligible dependents are entitled to receive continued healthcare coverage for one year following such termination.

Mr. Chloupek’s employment agreement provides for reimbursement by us on a “grossed up” basis for all taxes incurred in connection with all payments or benefits provided to him upon a change in control that are determined by us to be subject to the excise tax imposed by Section 4999 of the Code in an amount equal to the lesser of (A) the aggregate amount of all excise tax payments on a “grossed up” basis, or (B) 1.25 times his then-current annual base salary.

Mr. Chloupek’s employment agreement contains restrictive covenants, including an indefinite covenant not to disclose confidential information, and, during Mr. Chloupek’s employment and for the 18-month period following the termination of his employment, covenants related to non-competition and non-solicitation of employees and customers of the Company.

Treatment of Equity Awards

Time-Vesting Restricted Stock. Under the terms of the time-vesting restricted stock awards, upon termination of an executive’s employment without cause or with good reason prior to a change in control, the number of shares of time-vesting restricted stock that would have vested on the next scheduled vesting date following such termination will immediately vest. In addition, upon termination of an executive’s employment without cause or with good reason on or following a change in control or upon termination of an executive’s employment due to the executive’s death or disability (regardless of whether prior to or on or following a change in control), all unvested time-vesting restricted stock will immediately vest. If the executive’s employment terminates for any reason other than as described above, all unvested time-vesting restricted stock will be forfeited.

PSUs. Under the terms of the PSU awards, upon the executive’s termination of his or her employment for good reason or termination of the executive’s employment without cause, or the executive’s death or disability during the performance period, a pro-rated portion of the PSU award will immediately vest based on actual performance, with such pro-ration based on the number of days in the performance period that have elapsed. Upon a change in control during the performance period, the PSU will immediately vest with the final value of the PSU determined based on actual performance through the date of the change in control, but the Committee will have the discretion to settle such PSUs in either cash or shares of Company common stock. If the executive’s employment terminates for any reason other than as described above, the executive’s PSUs will be forfeited.

2014 Retention Restricted Stock. Under the terms of the 2014 retention restricted stock awards, upon termination of an executive’s employment without cause or an executive’s termination of his or her employment with good reason, termination due to the executive’s death or disability or upon a change in control, all unvested retention restricted stock will immediately vest. If the executive’s employment terminates for any reason other than as described above, all unvested retention restricted stock will be forfeited.

2016 Retention Restricted Stock. Under the terms of the 2016 retention restricted stock awards, upon termination of an executive’s employment without cause, an executive’s termination of his or her employment with good reason, or termination due to the executive’s death or disability, all unvested retention restricted stock will immediately vest. If the executive’s employment terminates for any reason other than as described above, all unvested retention restricted stock will be forfeited.

Cantele Retention Awards. Under the terms of the Cantele Retention Awards granted to Mr. Cantele in connection with his employment as our Executive Vice President and Chief Operating Officer, upon termination of his employment without cause, his termination of his employment with good reason or termination due to the his death or disability, all unvested retention restricted stock will immediately vest. If Mr. Cantele’s employment terminates for any reason other than as described above, all unvested retention restricted stock will be forfeited.

Executive Severance Plan Adopted in 2017

On January 17, 2017, the Board of Directors adopted and approved the La Quinta Holdings Inc. Executive Severance Plan (the “Severance Plan”) for employees of the Company at the level of Vice President and above, including the NEOs. The Severance Plan provides for payment of severance and other benefits to eligible executives, including the NEOs, in the event of a termination of employment with the Company without cause or for good reason (each as defined in the Severance Plan), or in the event of a termination with the Company as a result of retirement, death, or disability (as such terms are defined in the Severance Plan), in each case, subject to the (i) executive’s execution and non-revocation of a general release of claims in favor of the Company and (ii) continued compliance with the executive’s confidentiality, non-interference and invention assignment obligations to the Company.

In the event of a covered termination, in addition to certain accrued obligations, the Severance Plan provides for the following payments and benefits to the NEOs:

•	a lump-sum pro-rata bonus for the year of termination, based on actual performance;

•	a lump-sum payment equal to the sum of the executive’s (x) annual base salary and (y) bonus based on target performance (the “cash severance amount”) times the multiplier applicable to such executive (which is 1.5 for Messrs. Forson, Cantele, Trivedi and Chloupek and 2.0 for Mr. Cline);

•	continued health insurance coverage at substantially the same level as provided immediately prior to such termination, at the same cost as generally provided to similarly situated active Company employees (the “welfare benefit”), for a period of 18 months for Messrs. Forson, Cantele, Trivedi and Chloupek and 24 months for Mr. Cline; and

•	payment of, or reimbursement for, up to $10,000 in outplacement services within the three-year period following such termination (the “outplacement benefit”).

Notwithstanding the foregoing, in the event such covered termination occurs on or within the six-month period prior to, or within the two-year period following, the first to occur of (i) a change in control and (ii) a significant corporate event (each as defined in the Severance Plan), in addition to certain accrued obligations, the Severance Plan provides for the following payments and benefits to the Named Executive Officers:

•	a lump-sum pro-rata bonus for the year of termination, based on target performance;

•	the cash severance amount times the multiplier applicable to such executive (which is 2.0 for Messrs. Forson, Cantele, Trivedi and Chloupek and 3.0 for Mr. Cline);

•	the welfare benefit for a period of 24 months for Messrs. Forson, Cantele, Trivedi and Chloupek and 36 months for Mr. Cline; and

•	the outplacement benefit.

While Mr. Chloupek’s employment agreement contains severance terms applicable to him, he is eligible to receive the above benefits under the Severance Plan only to the extent that any amounts due and payable under the Severance Plan are greater than and in addition to the amount due and payable to Mr. Chloupek under his employment agreement.

In the event of a termination with the Company as a result of the executive’s death or disability, in addition to certain accrued obligations, the Severance Plan provides for the following payments and benefits to the Named Executive Officers: (i) a lump-sum bonus for the year of termination, based on target performance; and (ii) solely in the case of the executive’s disability, the welfare benefit for a period of 12 months. In the event of a termination with the Company as a result of the executive’s retirement, in addition to certain accrued obligations, the Severance Plan provides for the payment of a lump-sum pro-rata bonus for the year of termination, based on actual performance, to eligible executives.

In addition, the Severance Plan provides that, upon the first to occur of (i) a change in control and (ii) a significant corporate event, any unvested and outstanding award granted to the Named Executive Officers under Omnibus Incentive Plan that is not continued, converted, assumed or replaced in connection with such change in control or significant corporate event will fully vest; provided, that, vesting for performance-based vesting awards (a) with market performance conditions will be based on actual performance and (b) with financial performance conditions will be based on target performance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2016, none of the members of our Compensation Committee has at any time been one of our executive officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. We are parties to certain transactions with Blackstone described in the “Transactions with Related Persons” section of this Proxy Statement.

COMPENSATION OF DIRECTORS

In 2016, each outside director (other than the directors employed by Blackstone) was entitled to annual compensation as follows:

•	Annual cash retainer of $60,000 payable quarterly;

•	Additional cash retainer payable quarterly for serving on committees or as the chairperson of specified committees as follows:

•	for members (other than the chairperson of the Audit Committee and the Compensation Committee) of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Real Estate Committee, an additional $5,000 for serving on more than one committee;

•	for service as the chairperson of the Compensation Committee, an additional $10,000 annually;

•	for service as the chairperson of the Audit Committee, an additional $10,000 annually, which amount was increased to $25,000 effective July 31, 2016; and

•	Equity award having a fair market value of $100,000 payable annually in restricted stock units which vest over three years in equal installments from the date of grant and where such award must be held until the earlier of the director’s termination or the date the director meets the stock ownership guidelines described below.

In addition, if an outside director was also chairman of our Board of Directors, the director was entitled to receive an additional annual cash retainer of $25,000 payable quarterly and an additional annual equity award having a fair market value of $50,000.

Our directors are not paid any fees for attending meetings; however, our directors are reimbursed for reasonable travel and related expenses associated with attendance at board or committee meetings.

We adopted a stock ownership policy effective upon the consummation of our initial public offering. Each of our non-employee directors is required to own stock in an amount equal to five times his or her annual cash retainer, provided that a non-employee director who is employed by a stockholder of the Company that meets the ownership requirements for a non-employee director shall be exempt from such requirement. Each director is expected to meet these ownership guidelines within five years from the later of the date of the first annual grant to such directors following the consummation of our initial public offering and when the director first becomes subject to the policy.

In June 2016, we granted to each of Messrs. Abrahamson, Bergren, Bowers, Cisneros and Sumers 8,711 restricted stock units and we granted to Mr. Shah, the chairman of our Board of Directors, 13,067 restricted stock units. The restricted stock units vest in three equal annual installments from the date of grant, with the first one-third of the number of restricted stock units granted vesting on June 11, 2017, the second one-third of the total number of restricted stock units granted vesting on June 11, 2018, and the remainder of the number of restricted stock units granted vesting on June 11, 2019, subject to the director’s continued service through the applicable vesting date.

If a director’s service terminates for any reason other than as described below, all unvested restricted stock units will be forfeited. Upon termination of a director’s service due to the director’s death or disability, or upon the occurrence of a change in control, all unvested restricted stock units will immediately vest.

Director Compensation for Fiscal 2016

The table below sets forth information regarding non-employee director compensation for the fiscal year ended December 31, 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
James R. Abrahamson	60,000	100,002	160,002
Glenn Alba	—	—	—
Scott Bergren	60,000	100,002	160,002
Alan J. Bowers	76,328	100,002	176,330
Henry G. Cisneros	60,000	100,002	160,002
Giovanni Cutaia	—	—	—
Brian Kim	—	—	—
Mitesh B. Shah	90,000	150,009	240,009
Gary M. Sumers	70,000	100,002	170,002

(1)	Represents the aggregate grant date fair value of restricted stock units granted during 2016. The assumptions used in the valuation are discussed in Note 16: “Equity Based Compensation” to our Consolidated Financial Statements in Part II, Item 8 of our 2016 10-K. The aggregate number of restricted stock units outstanding as of December 31, 2016 for our non-employee directors was as follows: 10,865 restricted stock units for Mr. Abrahamson, 11,455 restricted stock units for Mr. Bergren, 13,237 restricted stock units for Mr. Bowers, 13,237 restricted stock units for Mr. Cisneros, 19,389 restricted stock units for Mr. Shah and 12,265 restricted stock units for Mr. Sumers.

OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of March 17, 2017 by (1) each person known to us to beneficially own more than 5% of our outstanding common stock, (2) each of our directors and named executive officers and (3) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC.

Name	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
Principal Stockholder:
Blackstone(1)	35,173,076	29.9%
The Vanguard Group(2)	6,302,769	5.4%
Eminence Funds(3)	10,241,211	8.7%
JPMorgan Chase(4)	5,941,150	5.1%
Directors and Named Executive Officers:
Keith A. Cline(5)	537,254	*
James H. Forson(6)	124,837	*
John W. Cantele(7)	126,829	*
Rajiv K. Trivedi(8)	338,936	*
Mark M. Chloupek(9)	202,497	*
Angelo J. Lombardi	—	—
James R. Abrahamson	1,078	*
Glenn Alba(10)	—	—
Scott Bergren	1,372	*
Alan J. Bowers	8,980	*
Henry G. Cisneros	4,938	*
Giovanni Cutaia(10)	—	—
Brian Kim(10)	—	—
Mitesh B. Shah	6,267	*
Gary M. Sumers	2,183	*
Directors and executive officers as a group (15 persons)(11)	1,542,541	1.3%

*	Less than 1%
(1)	Reflects shares of our common stock directly held by BRE/LQJV-NQ L.L.C., BRE/ Prime Mezz 2 L.L.C., Blackstone Real Estate Partners IV L.P., Blackstone Real Estate Partners IV.F L.P., Blackstone Real Estate Partners IV.TE.2 L.P., Blackstone Real Estate Partners (DC) IV.TE.1 L.P., Blackstone Real Estate Partners (DC) IV.TE.2 L.P., Blackstone Real Estate Partners (DC) IV.TE.3-A L.P., Blackstone Real Estate Holdings IV L.P., Blackstone Real Estate Partners V L.P., Blackstone Real Estate Partners V.F L.P., Blackstone Real Estate Partners V.TE.1 L.P., Blackstone Real Estate Partners V.TE.2 L.P., Blackstone Real Estate Partners (AIV) V L.P., and Blackstone Real Estate Holdings V L.P. (together, the “Blackstone Funds”).

The managing members of BRE/LQJV-NQ L.L.C. are Blackstone Real Estate Partners IV L.P. and Blackstone Real Estate Partners V L.P.

The managing member of BRE/Prime Mezz 2 L.L.C. is BRE/Prime Mezz 3-A L.L.C. The managing member of BRE/Prime Mezz 3-A L.L.C. is BRE/Prime Holdings L.L.C. The managing member of BRE/Prime Holdings L.L.C. is WIH Hotels L.L.C. The managing member of WIH Hotels L.L.C. is Blackstone Real Estate Partners IV L.P.

The general partner of each of Blackstone Real Estate Partners IV L.P., Blackstone Real Estate Partners IV.F L.P., Blackstone Real Estate Partners IV.TE.2 L.P., Blackstone Real Estate Partners (DC) IV.TE.1 L.P., Blackstone Real Estate Partners (DC) IV.TE.2 L.P. and Blackstone Real Estate Partners (DC) IV.TE.3-A L.P. is Blackstone Real Estate Associates IV L.P. The general partner of Blackstone Real Estate Associates IV L.P. is BREA IV L.L.C.

The general partner of each of Blackstone Real Estate Partners V L.P., Blackstone Real Estate Partners V.F L.P., Blackstone Real Estate Partners V.TE.1 L.P., Blackstone Real Estate Partners V.TE.2 L.P., and Blackstone Real Estate Partners (AIV) V L.P. is Blackstone Real Estate Associates V L.P. The general partner of each of Blackstone Real Estate Associates V L.P. is BREA V L.L.C.

The general partner of Blackstone Real Estate Holdings V L.P. is BREP V Side-by-Side GP L.L.C. The general partner of Blackstone Real Estate Holdings IV L.P. is BREP IV Side-by-Side GP L.L.C.

The sole member of each of BREP IV Side-by-Side GP L.L.C. and BREP V Side-by-Side GP L.L.C. and managing member of each of BREA IV L.L.C. and BREA V L.L.C is Blackstone Holdings II L.P. The general partner of Blackstone Holdings II L.P. is Blackstone Holdings I/II GP Inc. The sole stockholder of Blackstone Holdings I/II GP Inc. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of the entities that may be deemed to directly or indirectly control shares held by the Blackstone Funds and Mr. Schwarzman may be deemed to beneficially own such shares directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such shares (other than the Blackstone Funds to the extent of their direct holdings).

The address of each of Mr. Schwarzman and each of the other entities listed in this footnote is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.
(2)	Beneficial ownership information is based on information contained in the Schedule 13 G filed on February 10, 2017 on behalf of The Vanguard Group and its wholly-owned subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. According to the schedule, included in the shares of our common stock listed above as beneficially owned by The Vanguard Group are 114,902 shares over which The Vanguard Group has sole voting power, 9,785 shares over which The Vanguard Group has shared voting power, 6,182,913 shares over which The Vanguard Group has sole dispositive power and 119,856 shares over which The Vanguard Group has shared dispositive power.

The address of the principal business office of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(3)	Beneficial ownership information is based on information contained in the Amendment No. 1 to Schedule 13G filed on February 14, 2017 on behalf of Eminence Capital, LP (“Eminence Capital”), Eminence GP, LLC (“Eminence GP”) and Ricky C. Sandler (“Mr. Sandler”). According to the schedule, included in the shares of our common stock listed above as beneficially owned by Eminence Funds are 12,200 shares over with Mr. Sandler has both sole voting and sole investment power; 10,229,011 shares over which each of Eminence Capital and Mr. Sandler has both shared voting power and shared investment power; and 7,801,479 shares over which Eminence GP has both shared voting power and shared dispositive power.

According to the schedule, the shares of our common stock reflected above are held for the accounts of: (i) Eminence Partners, L.P. (“Eminence I”), Eminence Partners II, L.P. (“Eminence II”), Eminence Partners Leveraged, L.P. (“Eminence Leveraged”), Eminence Eaglewood Master, L.P. (“Eminence Eaglewood”), Eminence Partners Long, L.P. (together with Eminence I, Eminence II, Eminence Leveraged and Eminence Eaglewood, the “Partnerships”), as well as Eminence Fund Master, Ltd. (“Eminence Offshore Master Fund”), and Eminence Fund Long, Ltd. (“Eminence Offshore Long”). The Partnerships, Eminence Offshore Master Fund and Eminence Offshore Long are collectively referred to as the “Eminence Funds”; (ii) a separately managed account (the “SMA”); and (iii) family accounts and other related accounts over which Mr. Sandler has investment discretion (the “Family Accounts”).

According to the schedule, Eminence Capital serves as the management company to the Eminence Funds with respect to the shares of our common stock directly owned by the Eminence Funds and the investment adviser to the SMA with respect to the shares of our common stock directly owned by the SMA. Eminence Capital may be deemed to have voting and dispositive power over the shares held for the accounts of the Eminence Funds and the SMA.

According to the schedule, Eminence GP serves as general partner or manager with respect to the shares of our common stock directly owned by the Partnerships and Eminence Offshore Master Fund and may be deemed to have voting and dispositive power over the shares held for the accounts of the Partnerships and Eminence Offshore Master Fund.

According to the schedule, Mr. Sandler is the Chief Executive Officer of Eminence Capital and the Managing Member of Eminence GP and may be deemed to have voting and dispositive power with respect to the shares of our common stock directly owned by the Eminence Funds, the SMA and the Family Accounts, as applicable.

The address of the principal business and principal office of Eminence GP, Eminence Capital and Mr. Sandler is 65 East 55th Street, 25th Floor, New York, New York 10022.
(4)	Beneficial ownership information is based on information contained in the Schedule 13G filed on January 27, 2017 on behalf of JPMorgan Chase & Co. and its wholly owned subsidiaries, JPMorgan Chase Bank, National Association and J.P. Morgan Investment Management Inc. According to the schedule, included in the shares of our common stock listed above as beneficially owned by JPMorgan Chase & Co. are 5,626,853 shares over which JPMorgan Chase & Co. has sole voting power, 47,300 shares over which JPMorgan Chase & Co. has shared voting power, 5,893,850 shares over which JPMorgan Chase & Co. has sole dispositive power and 47,300 shares over which JPMorgan Chase & Co. has shared dispositive power. According to the schedule, also included in the shares of our common stock listed above as beneficially owned by JPMorgan Chase & Co. are shares of our common stock on behalf of other persons known to have one or more of the following: the right to receive dividends for such securities; the power to direct the receipt of dividends from such securities; the right to receive the proceeds from the sale of such securities; and the right to direct the receipt of proceeds from the sale of such securities.

The address of the principal business office of JPMorgan Chase & Co. is 270 Park Avenue, New York, New York 10017.
(5)	Includes 368,998 shares of unvested restricted stock. Does not include shares issuable upon settlement of PSUs granted to Mr. Cline.
(6)	Includes 105,934 shares of unvested restricted stock. Does not include shares issuable upon settlement of PSUs granted to Mr. Forson.
(7)	Includes 118,894 shares of unvested restricted stock, including 20,227 shares of unvested restricted stock that will vest on April 25, 2017. Does not include shares issuable upon settlement of PSUs granted to Mr. Cantele.
(8)	Includes 175,095 shares of unvested restricted stock. Does not include shares issuable upon settlement of PSUs granted to Mr. Trivedi.
(9)	Includes 126,474 shares of unvested restricted stock. Does not include shares issuable upon settlement of PSUs granted to Mr. Chloupek.
(10)	Messrs. Alba, Cutaia and Kim are each employees of Blackstone, but each disclaims beneficial ownership of the shares beneficially owned by Blackstone.
(11)	Includes 973,923 shares of unvested restricted stock. Does not include shares issuable upon settlement of PSUs granted to our executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors, a company’s chief accounting officer and persons who beneficially own more than 10% of a company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors, the chief accounting officer and beneficial owners with more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such reports and written representations from our executive officers, directors and Blackstone, we believe that our executive officers, directors and Blackstone complied with all Section 16(a) filing requirements during 2016, except that, due to administrative oversight, Mr. Shah had one late report relating to one transaction.

TRANSACTIONS WITH RELATED PERSONS

Our Board of Directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our General Counsel any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The General Counsel will then promptly communicate that information to our Board of Directors. Each related person transaction shall either be approved in advance, or ratified after consummation of the transaction, by our Board of Directors or a duly authorized committee thereof. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

Stockholders’ Agreement

In connection with our initial public offering, we entered into a stockholders’ agreement with Blackstone. This agreement required us to nominate a number of individuals designated by Blackstone for election as our directors at any meeting of our stockholders, each a “Sponsor Director,” such that, upon the election of each such individual, and each other individual nominated by or at the direction of our Board of Directors or a duly-authorized committee of the Board, as a director of our Company, the number of Sponsor Directors serving as directors of our Company will be equal to: (1) if Blackstone continues to beneficially own at least 50% of the shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is greater than 50% of the total number of directors comprising our Board of Directors; (2) if Blackstone continues to beneficially own at least 40% (but less than 50%) of the shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 40% of the total number of directors comprising our Board of Directors; (3) if Blackstone continues to beneficially own at least 30% (but less than 40%) of the total shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 30% of the total number of directors comprising our Board of Directors; (4) if Blackstone continues to beneficially own at least 20% (but less than 30%) of the total shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 20% of the total number of directors comprising our Board of Directors; and (5) if Blackstone continues to beneficially own at least 5% (but less than 20%) of the total shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 10% of the total number of directors comprising our Board of Directors. For so long as the stockholders’ agreement remains in effect, Sponsor Directors may be removed only with the consent of Blackstone. In the case of a vacancy on our Board created by the removal or resignation of a

Sponsor Director, the stockholders’ agreement will require us to nominate an individual designated by Blackstone for election to fill the vacancy.

The stockholders’ agreement will remain in effect until Blackstone is no longer entitled to nominate a Sponsor Director pursuant to the stockholders’ agreement, unless Blackstone requests that it terminate at an earlier date.

Registration Rights Agreement

In connection with our initial public offering, we entered into a registration rights agreement that provides Blackstone an unlimited number of “demand” registrations and customary “piggyback” registration rights. The registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act of 1933, as amended (the “Securities Act”).

Indemnification Agreements

We have entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Products and Services

Entities affiliated with Travelport, LP, or Travelport, in which certain Blackstone entities had an interest until March 2016, provide computerized reservations and ticketing and other services to travel agencies and others in the travel industry. We are party to a master services agreement with Travelport whereby we agree to pay specified fees per hotel booking and to purchase certain advertising services. Our payments for services from Travelport totaled $0.4 million for the quarter ended March 31, 2016.

Mphasis Ltd. and its affiliates, or Mphasis, in which certain Blackstone entities have an interest, provide services to us including server engineering and database support for the Company’s property management systems, data warehouse and other legacy applications and application support for the Company’s data warehouse and other legacy applications. Our payments for services from Mphasis totaled $0.8 million from the date certain Blackstone entities acquired an interest in Mphasis through December 31, 2016.

STOCKHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING

If any stockholder wishes to propose a matter for consideration at our 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”), the proposal should be mailed by certified mail return receipt requested, to our Secretary, La Quinta Holdings Inc., 909 Hidden Ridge, Suite 600, Irving, Texas 75038. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our proxy statement for the 2018 Annual Meeting, a proposal must be received by our Secretary on or before December     , 2017. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

In addition, our Bylaws permit stockholders to nominate candidates for director and present other business for consideration at our annual meeting of stockholders. To make a director nomination or present other business for consideration at the 2018 Annual Meeting, you must submit a timely notice in accordance with the procedures described in our Bylaws. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of our Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2018 Annual Meeting, such a proposal must be received on or after January 18, 2018, but not later than February 17, 2018. In the event that the date of the 2018 Annual Meeting is advanced by more than 20 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting of Stockholders, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to the 2018 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2018 Annual Meeting or the tenth day following the day on which public announcement of the date of the 2018 Annual Meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies by reducing printing and mailing costs and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will generally continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of the proxy statement and annual report by contacting us in writing at La Quinta Holdings Inc., 909 Hidden Ridge, Suite 600, Irving, Texas 75038 or by phone at (214) 492-6600.

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Mark M. Chloupek Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.lq.com) and click on “Financials” under the “Investor Relations” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2016, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Secretary

La Quinta Holdings Inc.

909 Hidden Ridge, Suite 600

Irving, Texas 75038

Annex A

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LA QUINTA HOLDINGS INC.

La Quinta Holdings Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

FIRST: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by changing Section 4.1 of the Article numbered “IV” so that, as amended, said Section of said Article shall be and read as follows:

“Section 4.1. Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is [Amendment A: 1,100,000,000; Amendment B: 766,666,667; Amendment C: 600,000,000; Amendment D: 500,000,000; Amendment E: 433,333,333] shares, consisting of (i) [Amendment A: 1,000,000,000; Amendment B: 666,666,667; Amendment C: 500,000,000; Amendment D: 400,000,000; Amendment E: 333,333,333] shares of Common Stock, par value $0.01 per share (the “Common Stock”) and (ii) 100,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”). The number of authorized shares of any of the Common Stock or the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor.

Upon this Amendment to the Amended and Restated Certificate of Incorporation becoming effective pursuant to the DGCL (the “Effective Time”), each [Amendment A: 2; Amendment B: 3; Amendment C: 4; Amendment D: 5; Amendment E: 6] shares of Common Stock issued and outstanding or held by the Corporation in treasury immediately prior to the Effective Time will be reclassified into one issued, fully paid and nonassessable share of Common Stock, without any action required on the part of the Corporation or the holders of such Common Stock. No fractional shares of Common Stock will be issued in connection with the reclassification of shares of Common Stock provided herein. In lieu of fractional shares, the aggregate of all fractional shares otherwise issuable to the holders of record of Common Stock shall be issued to Computershare Trust Company, N.A., as transfer agent for the Common Stock (the “Transfer Agent”), as agent, for the accounts of all holders of record of Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all fractional interests will be effected by the Transfer Agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the Common Stock at the time of sale. After such sale and upon the surrender of the stockholders’ stock certificates, if any, the Transfer Agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests. From and after the Effective Time, stock certificates representing the Common Stock issued immediately prior to the Effective Time, if any, shall represent the number of whole shares of Common Stock into which such Common Stock shall have been reclassified pursuant to this Amendment to the Amended and Restated Certificate of Incorporation.”

SECOND: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: The foregoing amendment shall become effective at [                ] (Eastern Time) on [                    ].

A-1

LA QUINTA HOLDINGS INC. 909 HIDDEN RIDGE, SUITE 600 IRVING, TX 75038

3 WAYS TO VOTE - 24 HOURS A DAY, 7 DAYS A WEEK

Vote by Internet - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date.* Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Vote by phone - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date.* Have your proxy card in hand when you call and then follow the instructions.

Vote by mail

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 so that it is received by the day before the meeting date.*

Electronic Delivery of future proxy materials

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

*If you are a La Quinta Holdings Inc. employee or former employee submitting voting instructions for shares received through the La Quinta Holdings Inc. 2015 Employee Stock Purchase Plan and held by RBC Capital Markets Corp., your vote by Internet, telephone or mail must be received by 11:59 P.M. Eastern Time on May 11, 2017.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E21623-P86572	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LA QUINTA HOLDINGS INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR all of the Director Nominees in Proposal 1, and FOR Proposals 2, 3 and 4.		☐	☐	☐
1.	Election of Directors
Nominees:
	01) James R. Abrahamson	06) Keith A. Cline
	02) Glenn Alba	07) Giovanni Cutaia
	03) Scott O. Bergren	08) Brian Kim
	04) Alan J. Bowers	09) Mitesh B. Shah
	05) Henry G. Cisneros	10) Gary M. Sumers

						For	Against	Abstain
2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2017.					☐	☐	☐
3.

To approve the adoption of an amendment to the Company’s Amended and Restated Certificate of Incorporation to (i) effect a reverse stock split of the Company’s common stock at a ratio to be determined by the Board of Directors in its discretion from five designated alternatives and (ii) reduce the number of authorized shares of the Company’s common stock by the approved reverse split ratio.

						☐	☐	☐
4.	To approve, in a non-binding advisory vote, the compensation paid to the Company’s named executive officers.					☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or at any adjournment or postponement thereof.

For address changes, please check this box and write them on the back where indicated.				☐
						Yes	No
					Please indicate if you plan to attend this meeting.	☐	☐

NOTE: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer and indicate officer’s name and title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be

Held on May 18, 2017:

The Notice of Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com.

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E21624-P86572

LA QUINTA HOLDINGS INC.

Proxy Solicited on Behalf of the Board of Directors for the

Annual Meeting of Stockholders

May 18, 2017 at 10:00 a.m. Central Time

The undersigned hereby appoints Keith A. Cline, James H. Forson and Mark M. Chloupek, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact, and hereby authorizes each of them to represent and vote, as provided on the other side, all the shares of La Quinta Holdings Inc. common stock held of record by the undersigned on March 27, 2017, and further authorizes such proxies to vote, in their discretion, upon such other business as may properly come before the Annual Meeting of Stockholders or at any adjournment or postponement thereof with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders.

For La Quinta Holdings Inc. employees and former employees who own shares through the La Quinta Holdings Inc. 2015 Employee Stock Purchase Plan (the “ESPP”) and held in street name by RBC Capital Markets Corp. (“RBC”): This proxy card includes shares received through the ESPP and held on March 27, 2017 by RBC. This card provides instructions to RBC for voting ESPP shares. If voting instructions are not received on time by RBC, RBC will not vote the shares for any proposal.

THIS PROXY CARD, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSALS 2, 3 AND 4, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Address Changes:

(If you noted any address changes above, please mark corresponding box on the reverse side.) (Continued and to be marked, dated and signed, on the other side)

V.1.1